Exhibit 2.1
Final
Agreement and Plan of Merger
by and Among
SonicWALL, Inc.,
Meridian Acquisition Corp.,
MailFrontier, Inc.
and
Anne Bonaparte and Sonja Hoel,
as the Representatives

Agreement and Plan of Merger
     This Agreement and Plan of Merger (this “Agreement”) is entered into as of February 7, 2006 (the “Agreement Date”) by and among SonicWALL, Inc., a California corporation (“Acquirer”), Meridian Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Acquirer (“Sub”), MailFrontier, Inc., a Delaware corporation (“Company”), and Anne Bonaparte and Sonja Hoel, as the Representatives.
Recitals
     A. The parties intend that, subject to the terms and conditions hereinafter set forth, Sub will merge with and into Company (the “Merger”), with Company to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement, the Certificate of Merger and the applicable provisions of the laws of the State of Delaware.
     B. The Company’s Board of Directors has determined that the Merger is in the best interests of Company and its stockholders, has approved and declared advisable this Agreement and, accordingly, has agreed to effect the Merger provided for herein upon the terms and conditions of this Agreement.
     C. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement for the parties’ willingness to enter into this Agreement, each of the employees of Company listed on Exhibit A attached hereto (each, a “Key Employee”) is executing and delivering to Acquirer each of the following documents that will be effective subject to the occurrence of and as of the Effective Time: (i) an offer letter for employment with Acquirer, (ii) Acquirer’s standard employee invention assignment and confidentiality agreement, which agreement will be effective subject to the occurrence of and as of the Effective Time, and (iii) a noncompetition agreement with Acquirer in substantially the form attached hereto as Exhibit B (each, a “Noncompetition Agreement” and together with the documents described in the foregoing clauses (i), (ii) and (iii), the “Key Employee Documents”).
     E. Immediately following the execution and delivery of this Agreement, Company will secure from each Company Stockholder listed on Exhibit C-1 attached hereto a written consent substantially in the form of Exhibit C-2 attached hereto (the “Stockholder Consent”) approving the Merger, adopting this Agreement and approving the filing of Restated Certificate (as defined in Section 8.24) with the Delaware Secretary of State immediately prior to the Effective Time and will secure from each Company Stockholder listed on Exhibit C-1 attached hereto a stockholder agreement substantially in the form of Exhibit C-3 attached hereto (the “Stockholder Agreement”).
     F. At the Effective Time, (i) all shares of Common Stock and all shares of Preferred Stock of the Company that are outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive cash, (ii) unless otherwise specified herein, all options and warrants to purchase capital stock of the Company that are outstanding immediately prior to the Effective Time shall be terminated and (iii) Sub shall be merged with and into Company, in each case, in the manner and on the basis provided in this Agreement.
     NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
Certain Definitions
     1.1 As used herein, the following terms will have the meanings set forth below:
     “Acquirer Ancillary Agreements” means all agreements (other than this Agreement) and documents to which Acquirer is or will be a party that are required to be executed pursuant to this Agreement.
     “Acquirer Common Stock” means the Common Stock (no par value) of Acquirer.
     “Acquisition Proposal” means any agreement, offer, proposal or bona fide indication of interest by a Person (other than Acquirer) or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest relating to or involving: (a) any acquisition or purchase of Company Capital Stock or Company Rights from Company or from the Company Stockholders by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) representing 10% or more of the voting interest in the total outstanding voting securities of Company; (b) any tender offer or exchange offer that, if consummated, would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning Company Capital Stock or Company Rights representing 10% or more of the voting interest in the total outstanding voting securities of Company; (c) any merger, consolidation, business combination or similar transaction involving Company; (d) any sale, lease, mortgage, pledge, exchange, transfer, license, acquisition or disposition of 10% or more of the assets of Company in any single transaction or series of related transactions; (e) any sale, lease, exchange, transfer, license or disposition to a Person of all or a significant portion of the Company Business; or (f) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Company or any extraordinary dividend (whether of cash or other property). Notwithstanding the foregoing, the Company shall be able to sell or license its Company Products and Services in the ordinary course of business consistent with past practice.
     “Affiliate” means an “affiliate” within the meaning of Rule 144 or Rule 405 promulgated under the Securities Act.
     “Applicable Laws” means all foreign, federal, state, local, municipal or other laws, statutes, constitutions, principles of common law, resolutions, ordinances, codes, edicts, decrees, regulations, rules and other provisions having the force or effect of law, and all judicial and administrative orders, writs, injunctions, awards, judgments, decrees and determinations, applicable to a specified Person or to such Person’s assets, properties or business.
     “Acquirer Options” means options to purchase shares of Acquirer Common Stock.
     “Acquirer Stock Price” means the average of the closing sale prices of Acquirer Common Stock as quoted on the Nasdaq Stock Market for the ten (10) consecutive trading days ending with the trading day that is three (3) trading days prior to the Closing Date.
     “business day” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in San Francisco, California.
     “California Law” means the General Corporation Law of the State of California.
     “Cash Amount Per Common Share” means the amount (rounded to the seventh decimal place) equal to the Common Stock Cash Amount divided by the aggregate number of shares of Fully Diluted Company Common Stock outstanding immediately prior to the Effective Time.

     “Cash Amount Per Series A Share” means $0.58.
     “Cash Amount Per Series A-1 Share” means $0.83.
     “Cash Amount Per Series B Share” means $1.2143.
     “Cash Amount Per Series C Share” means $1.8198.
     “Cash Amount Per Series C-1 Share” means $1.8198.
     “Certificate of Merger” means a certificate of merger in substantially the form of Exhibit D.
     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Common Stock Cash Amount” means the Merger Consideration less the Total Preferred Merger Consideration.
     “Company Ancillary Agreements” means all agreements (other than this Agreement) and documents to which Company is or will be a party that are required to be executed pursuant to this Agreement.
     “Company Business” means the business of Company as presently being conducted.
     “Company Capital Stock” means the outstanding shares of Company Common Stock, Company Preferred Stock and any other classes and series of common and preferred stock of Company, in each case on a fully diluted, as-converted to Company Common Stock basis, including all shares of such stock that are issuable upon the exercise of any outstanding Company Rights (whether or not such rights are vested or exercisable).
     “Company Common Stock” means the Common Stock, par value $0.001 per share, of Company.
     “Company Common Stockholders” means the record holders of issued and outstanding shares of Company Common Stock.
     “Company IP Rights” means any and all Intellectual Property used in the conduct of the Company Business.
     “Company Option” means an option to purchase shares of Company Common Stock.
     “Company Option Plans” means the Company 2002 Stock Plan.
     “Company-Owned IP Rights” means Company IP Rights that are owned or are purportedly owned by or are exclusively licensed to the Company.
     “Company Preferred Stock” means the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series C-1 Preferred Stock.
     “Company Preferred Stockholders” means the record holders of issued and outstanding shares of Company Preferred Stock.
     “Company Products and Services” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of Company and all products or services currently under development by Company.

     “Company Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications or other registrations or applications related to trademarks; (iii) registered Internet domain names; (iv) registered copyrights and applications for copyright registration; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Authority owned by, registered or filed in the name of Company.
     “Company Rights” means all stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for shares of Company Capital Stock or obligating Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or agreement.
     “Company Securityholders” means the Company Stockholders and the holders of Company Options, Company Warrants, Series A Warrants and Company Series C Warrants.
     “Company Source Code” means, collectively, any software source code or, any material portion or aspect of software source code or any material proprietary information or algorithm contained in or relating to any software source code, of any Company-Owned IP Rights or Company Products and Services.
     “Company Stockholders” means the Company Common Stockholders and the Company Preferred Stockholders.
     “Company Voting Stock” means the Company Common Stock and Company Preferred Stock.
     “Company Warrant” means a warrant to purchase shares of Company Common Stock.
     “Company Series A Warrant” means a warrant to purchase shares of Company Series A Preferred Stock.
     “Company Series C Warrant” means a warrant to purchase shares of Company Series C Preferred Stock.
     “Continuing Employees” means the Offerees (as defined in Section 5.10) who execute the Offeree Documents (as defined in Section 5.10) and remain employees of the Surviving Corporation or become employees of Acquirer or any of its Subsidiaries following the Effective Time.
     “Contract” means any written or oral legally binding contract, agreement, arrangement, commitment, undertaking, instrument, permit, mortgage, license, sublicense, letter of intent, quotation, statement of work, contract order or purchase order.
     “Delaware Law” means the Delaware General Corporation Law.
     “Dissenting Shares” shall mean any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal or dissenters’ rights shall have been perfected in accordance with Delaware Law and/or California Law in connection with the Merger.
     “Effective Time” means the date and time on which the Merger first becomes legally effective under the laws of the State of Delaware as a result of the filing with the office of the Secretary of State of the State of Delaware of the Certificate of Merger, together with the required officer’s certificates, in accordance with the relevant provisions of the Delaware Law.
     “Employee Agreement” means any management, employment, severance, consulting, contractor, relocation, expatriation, loan, visa, work permit or other Contract (including any offer letter, agreement to employ or other Contract providing for compensation or benefits) between Company or any of its ERISA Affiliates and any current or former employee or director of Company.
     “Employee Plan” means (i) any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to or required to be contributed to by Company or any of its ERISA Affiliates (including those provided, if applicable, through a human resources and benefits outsourcing entity, professional employer organization, or other such provider) for the benefit of any current or former employee, director or consultant of Company or any of its ERISA Affiliates or with respect to which Company or any of its ERISA Affiliates has or may have any Liability and (ii) any International Employee Plan.
     “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (a) the voting of any security or the transfer of any security or other asset, (b) the receipt of any income derived from any asset, (c) the use of any asset, and (d) the possession, exercise or transfer of any other attribute of ownership of any asset), in each case (i) except as arising under applicable federal or state securities laws, (ii) except as reflected in the Balance Sheet, and (iii) except for liens for Taxes not yet due and payable.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any Person under common control with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.
     “Escrow Agent” has the meaning given to such term in the Escrow Agreement.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Fully Diluted Company Common Stock” means the sum, without duplication, of (A) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time, and (B) the aggregate number of shares of Company Common Stock issuable upon the exercise of Company Options, Company Warrants (excluding Company Series A Warrants and Company Series C Warrants) or other direct or indirect rights to acquire shares of Company Common Stock (whether or not then vested or exercisable) that are issued and outstanding immediately prior to the Effective Time (excluding Company Preferred Stock, unless converted into Company Common Stock in contravention of this Agreement) and (C) the aggregate number of shares of Company Common Stock that are contributed to the Company pursuant to the Transaction Expenses Agreements.
     “Fully Diluted Company Series A Preferred Stock” means the sum, without duplication, of (A) the aggregate number of shares of Company Series A Preferred Stock that are issued and outstanding immediately prior to the Effective Time, and (B) the aggregate number of shares of Company Series A Preferred Stock issuable upon the exercise of Company Series A Warrants (whether or not then vested or exercisable) or other direct or indirect rights to acquire shares of Company Series A Preferred Stock

(whether or not then vested or exercisable) that are issued and outstanding immediately prior to the Effective Time.
     “Fully Diluted Company Series A-1 Preferred Stock” means the sum, without duplication, of (A) the aggregate number of shares of Company Series A-1 Preferred Stock that are issued and outstanding immediately prior to the Effective Time, and (B) the aggregate number of shares of Company Series A-1 Preferred Stock issuable upon the exercise of Company Warrants (whether or not then vested or exercisable) or other direct or indirect rights to acquire shares of Company Series A-1 Preferred Stock (whether or not then vested or exercisable) that are issued and outstanding immediately prior to the Effective Time.
     “Fully Diluted Company Series B Preferred Stock” means the sum, without duplication, of (A) the aggregate number of shares of Company Series B Preferred Stock that are issued and outstanding immediately prior to the Effective Time, and (B) the aggregate number of shares of Company Series B Preferred Stock issuable upon the exercise of any direct or indirect rights to acquire shares of Company Series B Preferred Stock (whether or not then vested or exercisable) that are issued and outstanding immediately prior to the Effective Time.
     “Fully Diluted Company Series C Preferred Stock” means the sum, without duplication, of (A) the aggregate number of shares of Company Series C Preferred Stock that are issued and outstanding immediately prior to the Effective Time, and (B) the aggregate number of shares of Company Series C Preferred Stock issuable upon the exercise of any direct or indirect rights to acquire shares of Company Series C Preferred Stock (whether or not then vested or exercisable) that are issued and outstanding immediately prior to the Effective Time.
     “Fully Diluted Company Series C-1 Preferred Stock” means the sum, without duplication, of (A) the aggregate number of shares of Company Series C-1 Preferred Stock that are issued and outstanding immediately prior to the Effective Time, and (B) the aggregate number of shares of Company Series C-1 Preferred Stock issuable upon the exercise of Company Series C-1 Warrants (whether or not then vested or exercisable) or other direct or indirect rights to acquire shares of Company Series C-1 Preferred Stock (whether or not then vested or exercisable) that are issued and outstanding immediately prior to the Effective Time.
     “GAAP” means United States generally accepted accounting principles.
     “Governmental Authority” means any court, administrative agency, commission or other governmental agency or authority.
     “Intellectual Property” means any and all worldwide industrial and intellectual property rights and all rights associated therewith, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all computer software, including all source code, object code, firmware, network and network equipment monitoring, management and security related tools and utilities, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing.
     “International Employee Plan” means any Employee Plan that has been adopted or maintained by Company, or any of its ERISA Affiliates, whether informally or formally, for the benefit of current or former employees, directors or consultants of Company, or any of its ERISA Affiliates outside the United States.
     “knowledge” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (a) an individual, if used in reference to an individual or (b) with respect to any Person that is not an individual, the officers, directors and legal or financial personnel of such Person (the persons specified in clause (b) are collectively referred to herein as the “Entity Representatives”). Any such individual or Entity Representative will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual or Entity Representative) in, or that have been in, the possession of such individual or Entity Representative, including his or her personal files.
     “Liability” means any debt, liability or obligation, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, and whether due or to become due.
     “Material Adverse Change” or “Material Adverse Effect,” when used with reference to any Person, means any event, change, violation, inaccuracy, circumstance or effect (each, an “Effect”) (regardless of whether such Effect constitutes a breach of any representations or warranties made in this Agreement) that is or is reasonably likely to be or become, individually or in the aggregate, materially adverse to the condition (financial or otherwise), capitalization, properties, employees, assets (including intangible assets), Liabilities, business, prospects, operations or results of operations of such Person and its Subsidiaries, taken as a whole, except to the extent that any such Effect directly results from: (A) changes in general economic conditions (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors); (B) changes affecting the industry generally in which such Person operates (provided that such changes do not affect such Person disproportionately as compared to such Person’s competitors); (C) the acquisition, change of control or initial public offering of any competitor of the Company or Acquirer; (D) the continuing losses incurred by the Company, which losses are consistent with the Company’s historical operations (E) any effect, event or change resulting from or arising out of any change in any law or regulation enacted after the date of this Agreement which is applicable to Acquirer or Company; or (F) the outbreak of war or international hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such war, hostilities, acts of war, sabotage or terrorism or military actions, whether in the United States or elsewhere, except to the extent that any such event shall have a disproportionate effect on the Company.
     “Merger Consideration” means (a) the sum of (i) $30,100,000 and (ii) the Net Liquid Assets up to $700,000 (as reflected in the Net Working Capital Certificate) less the amount of any unpaid Transaction Expenses incurred by Company or assumed by Acquirer on behalf of Company (excluding any Transaction Expenses paid pursuant to the Transaction Expenses Agreements).
     “Net Liquid Assets” means the sum of (i) the Company’s cash and cash equivalents as of the Closing (as included and certified in the Net Working Capital Certificate) and (ii) the Severance Benefits less the sum of (i) any Debt which remains unpaid as of Closing and (ii) any additional Debt which Company incurs between the Agreement Date and the Closing Date which remains unpaid as of the

Closing. Net Liquid Assets does not include (i) the amount of any unpaid Transaction Expenses incurred by Company or assumed by Acquirer on behalf of Company.
     “Net Working Capital” means (a) (i) Company’s consolidated total current assets (as defined by and determined in accordance with GAAP) less (ii) Company’s consolidated total current liabilities (as defined by and determined in accordance with GAAP). For purposes of calculating Net Working Capital, Company’s consolidated total current liabilities shall include all current portions of indebtedness of Company for money borrowed whether or not such indebtedness would be treated as a current liability under GAAP and not include unpaid Transaction Expenses. The Company’s consolidated total current assets shall not include accounts receivable that are (i) outstanding for more than 90 days or (ii) otherwise doubtful.
     “Net Working Capital Certificate” means a certificate executed by Company’s Chief Financial Officer certifying the amount of Net Working Capital as of the day immediately prior to the Closing Date (including (i) an itemized list of the current portion of all indebtedness of Company for money borrowed with a listing of the Person(s) to whom such indebtedness is owed, (ii) an itemized list of each element of Company’s current assets, and (iii) an itemized list of each element of Company’s current liabilities). Such certificate shall only include those accounts receivables and account payables in the Company accounting system or otherwise known by Company.
     “Option Exchange Ratio” means the quotient obtained by dividing (A) the Cash Amount Per Common Share by (B) the Acquirer Stock Price.
     “Person” means any individual, corporation (including any not-for-profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.
     “Pro Rata Share” means, (a) for each Company Stockholder, the quotient (rounded to the seventh decimal place) obtained by dividing (i) the aggregate amount of the Merger Consideration such Company Stockholder is entitled to receive pursuant to Section 2.2(b) (including amounts placed into Escrow pursuant to Section 2.4) by (ii) the Merger Consideration.
     “Property” means all real property leased or owned by Company either currently or in the past.
     “Record Date” means the record date for determining those Company Stockholders who are entitled to vote or consent in writing to approve this Agreement, the Merger and, if required, each Company Ancillary Agreement and all other agreements, transactions and actions contemplated hereby and thereby, under all Applicable Laws and Company’s Certificate of Incorporation and Bylaws.
     “Regulations” means the Treasury Regulations issued under the Code.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of Company.
     “Series A-1 Preferred Stock” means the Series A-1 Preferred Stock, par value $0.001 per share, of Company.

     “Series B Preferred Stock” means the Series B Preferred Stock, par value $0.001 per share, of Company.
     “Series C Preferred Stock” means the Series C Preferred Stock, par value $0.001 per share, of Company.
     “Series C-1 Preferred Stock” means the Series C-1 Preferred Stock, par value $0.001 per share, of Company.
     “Severance Benefits” shall mean any severance paid by the Company to non-Continuing Employees prior to the Closing, with such amounts and the recipients to be mutually agreed between the Acquirer and Company; provided, however, that with respect to the calculation of the Net Liquid Assets, in no event shall such amount exceed $210,000.
     “Sub Ancillary Agreements” means all agreements (other than this Agreement) and documents to which Sub is or will be a party that are required to be executed pursuant to this Agreement.
     “Subsidiary” of a specified entity means any corporation, partnership, limited liability company, joint venture or other entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other entity.
     “Tax” and “Taxes” mean all federal, state, local or foreign income, gross receipts, gains, franchise, excise, capital stock, severance, stamp, premium, windfall profits, environmental, custom duties, real property, personal property, sales, use, employment, license, payroll, services, occupation, recording, registration, withholding, social security (or similar), unemployment, disability, value added, alternative or add-on minimum or transfer taxes, or similar governmental charges, fees, levies, assessments or other taxes (whether payable directly or by withholding), and, with respect to such taxes, charges, fees, levies and assessments, any estimated tax, interest, fines, penalties or additions and interest on such fines, penalties and additions, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.
     “Termination Date” means sixty (60) days from the Agreement Date.
     “Third-Party Intellectual Property Rights” means any Intellectual Property owned by a third party.
     “Total Preferred Merger Consideration” means the aggregate of (A) the Total Series A Preferred Amount, (B) the Total Series A-1 Preferred Amount, (C) the Total Series B Preferred Amount, (D) the Total Series C Preferred Amount and (E) the Total Series C-1 Preferred Amount.
     “Total Series A Preferred Amount” means the product obtained by multiplying (A) the Fully Diluted Company Series A Preferred Stock, by (B) $0.58.
     “Total Series A-1 Preferred Amount” means the product obtained by multiplying (A) the Fully Diluted Company Series A-1 Preferred Stock, by (B) $0.83.
     “Total Series B Preferred Amount” means the product obtained by multiplying (A) the Fully Diluted Company Series B Preferred Stock, by (B) $1.2143.
     “Total Series C Preferred Amount” means the product obtained by multiplying (A) the Fully Diluted Company Series C Preferred Stock, by (B) $1.8198.

     “Total Series C-1 Preferred Amount” means the product obtained by multiplying (A) the Fully Diluted Company Series C-1 Preferred Stock, by (B) $1.8198.
     “Transaction Expenses” means expenses and fees incurred with respect to this Agreement, the Merger and the transactions contemplated by this Agreement, including the expenses and fees of its own accountants, attorneys, investment bankers and other professionals.
     “Transaction Expenses Schedule” means a schedule, dated as of the Closing Date, with respect to the aggregate unpaid Transaction Expenses paid or payable by the Company (including an itemized list of the aggregate amounts owed to each party to which the Company has paid or owes money for Transaction Expenses).
     “Unvested Company Shares” means any Company Capital Stock that is not vested, or is subject to a right of repurchase in favor of the Company (other than a right of first refusal) under the terms of any Contract with the Company (including any stock option agreement, or stock option exercise agreement, or restricted stock purchase agreement).
ARTICLE 2
Plan of Merger
     2.1 The Merger. Subject to termination of this Agreement as provided in Article 9, the parties hereto will cause the Merger to be consummated by filing the Certificate of Merger with the Office of the Secretary of State of the State of Delaware in accordance with the Delaware Law as soon as reasonably practicable on or after the Closing Date. Subject to the terms and conditions of this Agreement, at the Effective Time, Sub will be merged with and into Company in a statutory merger, the separate existence of Sub will cease and Company will be the surviving corporation in the Merger (the “Surviving Corporation”), all pursuant to the Certificate of Merger and in accordance with the applicable provisions of the Delaware Law.
     2.2 Conversion and Exchange of Shares.
          (a) Conversion of Sub Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Sub common stock that is issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of shares of Sub common stock will evidence ownership of such shares of common stock of the Surviving Corporation.
          (b) Conversion of Company Capital Stock.
               (i) Company Common Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of Acquirer, Sub, Company or the holder thereof (except as expressly provided herein), be converted into and represent the right to receive the Cash Amount Per Common Share, without interest.
               (ii) Company Series A Preferred Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Series A Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of Acquirer, Sub, Company or the holder thereof (except as expressly provided herein), be converted into and represent the right to receive the Cash Amount Per Series A Share, without interest.

               (iii) Company Series A-1 Preferred Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Series A-1 Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of Acquirer, Sub, Company or the holder thereof (except as expressly provided herein), be converted into and represent the right to receive the Cash Amount Per Series A-1 Share, without interest.
               (iv) Company Series B Preferred Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Series B Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of Acquirer, Sub, Company or the holder thereof (except as expressly provided herein), be converted into and represent the right to receive the Cash Amount Per Series B Share, without interest.
               (v) Company Series C Preferred Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Series C Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of Acquirer, Sub, Company or the holder thereof (except as expressly provided herein), be converted into and represent the right to receive the Cash Amount Per Series C Share, without interest.
               (vi) Company Series C-1 Preferred Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, each share of Company Series C-1 Preferred Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without the need for any further action on the part of Acquirer, Sub, Company or the holder thereof (except as expressly provided herein), be converted into and represent the right to receive the Cash Amount Per Series C-1 Share, without interest.
               (vii) Unvested Company Shares. The payout of cash pursuant to this Section 2.2(b) in exchange for Unvested Company Shares issued and outstanding immediately prior to the Effective Time shall be subject to the same restrictions and vesting arrangements that were applicable to such Unvested Company Shares immediately prior to or at the Effective Time. Furthermore, cash otherwise payable pursuant to this Section 2.2(b) in exchange for each Unvested Company Share that is issued and outstanding immediately prior to the Effective Time (“Unvested Cash”) shall not automatically be payable by Acquirer at the Effective Time, and shall instead be paid out by Acquirer no later than thirty (30) days following the calendar month in which such Unvested Company Share would have become vested under the vesting schedule in place for such share immediately prior to or at the Effective Time (subject to the restrictions and other terms of such vesting schedule), less the amount of such newly vested cash which shall be deposited in escrow in accordance with Section 2.4. All amounts payable pursuant to this Section 2.2(b)(vii) shall be subject to any required withholding of Taxes and shall be paid without interest. A portion of such newly vested cash so distributed will be treated as imputed interest to the extent required under the Code and the regulations promulgated thereunder. All outstanding rights to repurchase Unvested Company Shares that the Company may hold or similar restrictions in the Company’s favor immediately prior to the Effective Time (all such rights, the “Repurchase Rights”) shall be assigned to Acquirer in the Merger and shall thereafter be exercisable by Acquirer upon the same terms and subject to the same conditions that were in effect immediately prior to the Effective Time except that Repurchase Rights may be exercised by Acquirer by retaining the Unvested Cash into which such Unvested Company Shares have been converted and paying to the former holder thereof the repurchase price in effect for each such share subject to that Repurchase Right immediately prior to the Effective Time. No Unvested Cash, or right thereto, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Acquirer, or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of such Person, prior to the distribution to such Person of such Unvested Cash in accordance with this Agreement. The parties hereby acknowledge and agree that all Unvested Cash shall be treated as an installment obligation for purposes of Section 453 of the Code, and no party shall take any action or filing position inconsistent with such characterization.
               (viii) Assumption of Company Options. At the Effective Time, each Company Option held by a Continuing Employee that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, be assumed and converted by Acquirer in accordance with Section 5.17. As set forth in Section 5.17, each assumed Company Option that immediately prior to the Effective Time was not fully vested shall be subject to the same vesting arrangements that were applicable to such Company Option immediately prior to or at the Effective Time. Acquirer will not assume any Company Options held by Persons that are not Continuing Employees.
               (ix) Rounding; Other Provisions. The amount of cash each Company Securityholder is entitled to receive for the shares of Company Stock held by such Company Securityholder shall be rounded to the nearest cent and computed after aggregating all cash amounts for all shares of Company Stock held by such Company Securityholder. The provisions of this Section 2.2(b) are subject to Section 2.2(e) (regarding withholding rights), Section 2.3 (regarding rights of holders of Dissenting Shares), and Section 2.4 (regarding the withholding of the Escrow Fund).
          (c) Cancellation of Company-Owned Stock. Notwithstanding Section 2.2(b), each share of Company Capital Stock held by Company immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof and without the issuance or payment of any consideration.
          (d) Termination of Company Warrants. At the Effective Time, each Company Warrant that is unexpired, unexercised, and outstanding immediately prior to the Effective Time shall terminate.
          (e) Withholding Rights. Acquirer, the Surviving Corporation, and the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any person entitled to payment under this Agreement, including any holder of any shares of Company Common Stock, Company Options, or Company Warrants, such amounts as Acquirer, the Surviving Corporation, or the Exchange Agent is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.
     2.3 Dissenting Shares. Notwithstanding anything contained herein to the contrary, any Dissenting Shares shall not be converted into the right to receive the cash amount provided for in Section 2.2(b), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to California Law and/or Delaware Law. Each holder of Dissenting Shares who, pursuant to the provisions of California Law and/or Delaware Law, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with California Law and/or Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the cash payable pursuant to Section 2.2(b), subject to the provisions of Section 2.3(e) and Section 2.4, in respect of such shares as if such shares never had been Dissenting

Shares, and Acquirer shall issue and deliver to the holder thereof, as promptly as reasonably practicable, following the satisfaction of the applicable conditions set forth in Section 6.2, the amount of consideration to which such holder would be entitled in respect thereof under Section 2.2 as if such shares never had been Dissenting Shares. The Company shall give Acquirer (i) prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands, and any other instruments served pursuant to California Law and/or Delaware Law and received by the Company and (ii) the right to direct all negotiations and proceedings with respect to demands for appraisal or purchase under California Law and/or Delaware Law. The Company shall not, except with the prior written consent of Acquirer, or as otherwise required under California Law and/or Delaware Law, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. The payout of consideration under this Agreement to the stockholders of the Company (other than to holders of Dissenting Shares who shall be treated as provided in this Section 2.3 and under California Law and/or Delaware Law) shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under California Law and/or Delaware Law by any other stockholder of the Company.
     2.4 Escrow Fund. At the Effective Time and pursuant to the Escrow Agreement, Acquirer will withhold from the cash payable to each Company Stockholder in the Merger upon conversion of his/her/its shares of outstanding Company Common Stock and outstanding Company Preferred Stock pursuant to Section 2.2(b) and will as soon as reasonably practicable after the Effective Time deposit into escrow with the Escrow Agent such Company Stockholder’s Pro Rata Share of the amount of cash equal to the product obtained by multiplying (a) 15% by (b) the Merger Consideration (the aggregate cash so placed into escrow, and any earnings on such cash, the “Escrow Fund”). The Escrow Fund shall constitute security for the indemnification obligations of the Company Shareholders pursuant to Article 10. The parties hereby acknowledge and agree that the Escrow Fund shall be treated as an installment obligation for purposes of Section 453 of the Code, and no party shall take any action or filing position inconsistent with such characterization. The parties further agree that, consistent with Proposed Treasury Regulation Section 1.468B-8, for Tax reporting purposes, all interest or other income earned from the investment of the Escrow Fund or any portion thereof in any Tax year shall be reported as allocated to Acquirer until the distribution of the Escrow Fund (or portion thereof) is determined and thereafter to Acquirer and the Company Shareholders in accordance with their respective interests in the Escrow Fund consistent with Proposed Treasury Regulation Section 1.468B-8. The Escrow Fund shall, to the maximum extent possible, be vested cash not subject to any repurchase rights or other restrictions, and any Unvested Cash so placed in escrow shall vest prior to any Unvested Cash not placed in escrow.
     2.5 Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, including the cash amount per share to be paid to shares of Company Preferred Stock as contemplated herein, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
     2.6 Total Merger Consideration. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate consideration paid by Acquirer to the Company Securityholders exceed the Merger Consideration.

     2.7 Effects of the Merger.
          (a) General. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, all of the properties, rights, privileges, powers and franchises of Company and Sub will vest in the Surviving Corporation, and all Liabilities and duties of Company and Sub will become the Liabilities and duties of the Surviving Corporation.
          (b) Certificate of Incorporation. The Certificate of Incorporation of Sub immediately prior to the Effective Time will be the Certificate of Incorporation of the Surviving Corporation immediately after the Effective Time until thereafter amended in accordance with the provisions thereof or as provided by law; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation will be amended at the Effective Time to read: “The name of the corporation is “MailFrontier, Inc.”
          (c) Bylaws. The Bylaws of Sub immediately prior to the Effective Time will continue unchanged and be the Bylaws of the Surviving Corporation immediately after the Effective Time until thereafter amended in accordance with the provisions thereof or as provided by law.
          (d) Directors and Officers. At the Effective Time, (i) the initial directors of the Surviving Corporation will be the directors of Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified and (ii) the initial officers of the Surviving Corporation will be the officers of Sub immediately prior to the Effective Time, until their respective successors are duly appointed.
     2.8 Further Assurances. Company agrees that if, at any time after the Effective Time, Acquirer believes or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect, confirm or continue in the Surviving Corporation, Sub or Acquirer title to any property or any right of Company as provided herein, Acquirer and any of its officers are hereby authorized by Company to execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect, confirm or continue title to such property or rights in the Surviving Corporation, Sub or Acquirer and otherwise to carry out the purposes of this Agreement, in the name of Company or otherwise. The parties further agree that, upon Acquirer’s request, the parties will amend this Agreement to cause Company to merge into Sub (with Sub to be the surviving corporation) or to cause Company to merge into a different direct or indirect Subsidiary of Acquirer.
     2.9 Rights Not Transferable. The rights of the Company Stockholders as of immediately prior to the Effective Time, are personal to each such holder and will not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) will be null and void.
ARTICLE 3
Representations and Warranties of Company
     Company represents and warrants to Acquirer that, except as set forth in the letter addressed to Acquirer from Company and dated as of the Agreement Date, including all Schedules thereto that has been delivered by Company to Acquirer concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”), each of the representations, warranties and statements contained in the following Sections of this Article 3 is true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date (it being understood that each representation and warranty contained in this Article 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Letter corresponding to the particular Section or subsection in this Article 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such part or subpart of the Company Disclosure Letter by reference to another part or subpart of the Company Disclosure Letter; and (c) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Letter to the extent it is readily apparent from the wording of such exception or disclosure that such exception or disclosure is intended to qualify such representation and warranty). For all purposes of this Agreement, the statements contained in the Company Disclosure Letter will also be deemed to be representations and warranties made and given by Company under this Article 3.
     3.1 Organization and Good Standing. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and to the knowledge of the Company has continuously been in good standing under the laws of the State of Delaware at all times since its inception. Company has the corporate power and authority to own, operate and lease its properties and to carry on the Company Business and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification or licensing necessary (each such jurisdiction being listed on Schedule 3.1 of the Company Disclosure Letter), except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. Company is not in violation of its Certificate of Incorporation or Bylaws.
     3.2 Subsidiaries. The Company has no Subsidiaries and since inception has not had any Subsidiaries.
     3.3 Power, Authorization and Validity.
          (a) Company has the corporate power and authority to enter into and perform its obligations under this Agreement and all Company Ancillary Agreements. The execution, delivery and performance of this Agreement and the Company Ancillary Agreements, and the Merger, have been duly and validly approved and authorized by Company, and this Agreement has been duly executed and delivered by Company.
          (b) No filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable Company to enter into, and to perform its obligations under, this Agreement or the Company Ancillary Agreements, except for: (i) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; and (ii) such other filings, authorizations, consents, approvals, permits, orders, registrations and declarations, if any, that if not made or obtained by Company would not be material to Company’s ability to consummate the Merger or to perform its obligations under this Agreement and the Company Ancillary Agreements and would not, individually or in the aggregate, have a Material Adverse Effect on Company.
          (c) This Agreement and the Company Ancillary Agreements are, or when executed by Company will be, assuming the due authorization, execution and delivery by the other parties hereto and thereto, valid and binding obligations of Company enforceable against Company in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
     3.4 Capitalization.
     (a) The authorized capital stock of Company consists solely of (i) 37,000,000 shares of Company Common Stock and (ii) 22,707,446 shares of Company Preferred Stock, 5,410,152 of which have been designated Series A Preferred Stock, 2,479,698 of which have been designated Series A-1

Preferred Stock, 8,317,596 of which have been designated Series B Preferred Stock, 4,500,000 of which have been designated Series C Preferred Stock and 2,000,000 of which have been designated Series C-1 Preferred Stock. A total of 4,320,541 shares of Company Common Stock, 5,322,795 shares of Series A Preferred Stock, 2,429,720 shares of Series A-1 Preferred Stock, 8,255,784 shares of Series B Preferred Stock, 4,396,088 shares of Series C Preferred Stock and 824,267 shares of Series C-1 Preferred Stock are issued and outstanding as of the Agreement Date. The Company holds no treasury shares. Schedule 3.4(a)-1 of the Company Disclosure Letter accurately sets forth, as of the Agreement Date, the name of each Person that is the registered owner of any shares of Company Common Stock and Company Preferred Stock and the number of such shares so owned by such Person, and the number of shares of Company Common Stock that would be owned by such Person assuming conversion of all shares of Company Preferred Stock so owned by such Person giving effect to all anti-dilution and similar adjustments. The number of such shares set forth as being so owned by such Person constitutes the entire interest of such Person in the issued and outstanding capital stock or voting securities of Company. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, preemptive rights, rights of first refusal or “put” or “call” rights created by statute, the Certificate of Incorporation or Bylaws of Company or any Contract to which Company is a party or by which Company is bound. Schedule 3.4(a)-2 of the Company Disclosure Letter sets forth a true, correct and complete list (which Schedule 3.4(a)-2 will be a subset of Schedule 3.4(a)-1 of the Company Disclosure Letter) of all holders of any issued and outstanding Unvested Company Shares, including the number and kind of shares of Company Capital Stock unvested as of the Agreement Date, the purchase price paid per share, the vesting schedule in effect for such Unvested Company Shares, the repurchase price payable per unvested share and the length of the repurchase period following the holder’s termination of service. All issued and outstanding shares of Company Capital Stock were issued in material compliance with all Applicable Laws and all material requirements set forth in applicable Contracts. There is no Liability for dividends accrued and unpaid by Company.
          (b) As of the Agreement Date, Company has reserved 5,433,515 shares of Company Common Stock for issuance to employees, directors and consultants pursuant to the Company Option Plans, of which 3,702,075 shares are subject to outstanding and unexercised Company Options and 410,900 shares remain available for issuance thereunder. Schedule 3.4(b)-1 of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all holders of outstanding Company Options, including the number of shares of Company Common Stock subject to each such option and the number of shares subject to such that are vested and unvested, the date of grant, the exercise or vesting schedule, the exercise price per share, the Tax status of such option under Section 422 of the Code and whether such options is subject to vesting acceleration, and if so, the triggering event of such acceleration. Schedule 3.4(b)-2 of the Company Disclosure Letter sets forth a true, correct and complete list (which schedule will be a subset of Schedule 3.4(b)-1 of the Company Disclosure Letter) of all holders of outstanding Company Options that are held by Persons that are not employees of Company (including directors, consultants, advisory board members, vendors, service providers or other similar persons), including a description of the relationship between each such Person and Company. All issued and outstanding Company Options were issued in material compliance with all Applicable Laws and all material requirements set forth in applicable Contracts.
          (c) Except as described in Schedule 3.4(c), there are no outstanding warrants to purchase any shares of Company Capital Stock.
          (d) No bonds, debentures, notes or other indebtedness of Company (i) having the right to vote on any matters on which stockholders may vote (or that is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of Company, is issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).

          (e) Except for the Unvested Company Shares described in Schedule 3.4(a)-2 of the Company Disclosure Letter, Company Options described in Schedule 3.4(b)-1 of the Company Disclosure Letter and the warrants described in Schedule 3.4(c), there are no options, warrants, calls, rights or Contracts of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any Company Capital Stock, options, warrants or other rights to purchase shares of Company Capital Stock or other securities of Company, or any Company Voting Debt, or obligating Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right or Contract. Except as set forth in Schedule 3.4(e) of the Company Disclosure Letter, there are no Contracts relating to voting, purchase or sale of any Company Capital Stock (i) between or among Company and any of the Company Securityholders, other than written contracts granting Company the right to purchase unvested shares upon termination of employment or service, and (ii) to Company’s knowledge, between or among any of the Company Securityholders. True and complete copies of each Company Option Plan and all agreements and instruments relating to or issued under each Company Option Plan (including executed copies of all Contracts relating to each Company Option and the shares of Company Capital Stock purchased under such option) have been provided to Acquirer’s counsel, and such plans and Contracts have not been amended, modified or supplemented since being provided to Acquirer’s counsel, and there are no Contracts or understandings to amend, modify or supplement such plans or Contracts in any case from those provided to Acquirer’s counsel.
     3.5 No Conflicts. Except as listed and described on Schedule 3.5 of the Company Disclosure Letter, neither the execution and delivery of this Agreement or the Company Ancillary Agreements, nor the consummation of any of the transactions contemplated herein or therein, will (a) conflict with, result in any violation or default under (with or without notice or lapse of time, or both), give rise to a right of termination, cancellation or acceleration or any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to (i) any provision of the Certificate of Incorporation or Bylaws of Company, each as currently in effect, (ii) any Applicable Law, or (iii) any Material Agreement, except in the case of clause (ii), as would not have a Material Adverse Effect on Company or (b) result in the creation of any Encumbrance on any of the properties or assets of Company or, to Company’s knowledge, any of the shares of Company Capital Stock.
     3.6 Litigation.
          (a) There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending or threatened against Company or any of its assets or properties (or to Company’s knowledge, against any director, officer, employee, agent or other similar representative of Company in their capacity as such or relating to their employment, services or relationship with Company) before any Governmental Authority or arbitrator, nor, to Company’s knowledge, is there any reasonable basis for any such action, suit, arbitration, mediation, proceeding, claim or investigation.
          (b) There is no judgment, decree, injunction, rule or order against Company or any or any of its assets or properties (or, to Company’s knowledge, against any director, officer, employee, agent or other similar representative of Company in their capacity as such or relating to their employment, services or relationship with Company).
          (c) To Company’s knowledge, there is no reasonable basis for any Person to assert a claim against Company based upon Company’s entering into this Agreement or any Company Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any Company Ancillary Agreement.

          (d) Company has no action, suit, arbitration, mediation, proceeding, claim or investigation pending against any other Person.
          (e) No claim for indemnification pursuant to Company’s Certificate of Incorporation, Bylaws or otherwise has been made by any director or officer of Company and, to Company’s knowledge, no basis exists for any such claim for indemnification.
     3.7 Financial Statements; Financial Projections.
          (a) Company has delivered to Acquirer its consolidated unaudited (and if audited, audited) financial statements for each fiscal year and interim fiscal period subsequent to Company’s inception date and unaudited consolidated financial statements for the year ended December 31, 2005 and for the one-month period ended January 31, 2006, including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”), which are included as Schedule 3.7(a) of the Company Disclosure Letter. The Financial Statements (i) are derived from and are in accordance with the books and records of Company, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other, (iv) fairly present the consolidated financial condition of Company at the dates therein indicated and the consolidated results of operations and cash flows of Company for the periods therein specified, and (v) are true, complete and correct in all material respects. Company has no Liabilities other than (i) those set forth or adequately provided for in the Balance Sheets included in the Financial Statements and dated as of January 31, 2006 (the “Balance Sheet”), (ii) those incurred in the conduct of Company’s business since January 31, 2006 (the “Balance Sheet Date”) in the ordinary course, consistent with past practice, that are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, tort or violation of law, and (iii) those incurred by Company in connection with the execution of this Agreement. Except as disclosed on Schedule 3.7(a) of the Company Disclosure Letter and except for Liabilities (i) set forth or adequately provided for in the Balance Sheet included in the Financial Statements as of January 31, 2006 (the “Balance Sheet”), (ii) incurred in the conduct of Company’s business since January 31, 2006 (the “Balance Sheet Date”) in the ordinary course, consistent with past practice, that are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, tort or violation of law, and those (iii) incurred by Company in connection with the execution of this Agreement, (A) the Company has no Liabilities and (B) Company has no off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by Company. All reserves that are set forth in or reflected in the Balance Sheet have been established in accordance with GAAP consistently applied and are adequate. Company has established and maintains a system of internal accounting controls designed to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. None of Company, the Company’s independent auditors or, to Company’s knowledge, any current or former employee, consultant or director of Company has identified or been made aware of any fraud, whether or not material, that involves Company’s management or other current or former employees, consultants or directors of Company, in each case while providing services to Company, who have a role in the preparation of financial statements or the internal accounting controls utilized by Company, or any claim or allegati on regarding any of the foregoing. Neither Company, or to Company’s knowledge, any director, officer, employee, auditor, accountant or representative of Company, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of Company or its internal accounting controls or any material inaccuracy in Company’s financial statements. No attorney representing Company, whether or not employed by Company, has reported to the Company’s Board of Directors or any committee thereof or to any director or officer of Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company, or any of its officers, directors, employees or agents. Based on the current operations of the Company, there are no significant deficiencies or material weaknesses in the design or operation of Company’s internal controls that could adversely affect Company’s ability to record, process, summarize and report financial data. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“Statement No. 5”) issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the Balance Sheet as required by said Statement No. 5. There has been no change in Company accounting policies since Company’s inception, except as described in the Financial Statements.
          (b) Schedule 3.7(b) of the Company Disclosure Letter sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Company maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.
          (c) Schedule 3.7(c) of the Company Disclosure Letter accurately lists all indebtedness of Company for money borrowed (“Debt”), including, for each item of Debt, the agreement governing the Debt and the interest rate, maturity date and any assets or properties securing such Debt. All Debt may be prepaid at the Closing without penalty under the terms of the Contracts governing such Debt.
          (d) Other than as set forth in the Financial Statements and the Company Disclosure Letter, Company has no Liabilities with respect to the operations, transactions or Liabilities of any other Person.
     3.8 Taxes.
          (a) Company has timely filed all returns, reports, declarations, claims for refund, estimates and information returns and statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof (the “Returns”), required to be filed by Company. Except to the extent that a reserve for Taxes has been established on the Balance Sheet, all Returns are true, complete and correct and were prepared in substantial compliance with all Applicable Laws. Company has paid all Taxes due and owing (whether or not shown on any Return) for all periods through the Balance Sheet Date, except to the extent reserves for Taxes have been established on the Balance Sheet. Company currently is not the beneficiary of any extension of time within which to file any Return. Schedule 3.8(a) of the Company Disclosure Letter shows a list of Returns and their respective due dates for the period ending on or before the Closing Date and which Returns are not yet due and have not been filed.
          (b) As of the Balance Sheet Date, Company has no Liability for Taxes in excess of the amount so paid, except to the extent adequate reserves for Taxes have been established in the Balance Sheet. Since the Balance Sheet Date, Company has not incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice. The Company will have no Liability for unpaid Taxes as of the Closing Date that was not included in the calculation of Net Working Capital. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of Company.
          (c) No deficiencies for any Tax have been threatened, claimed, proposed or assessed against Company that have not been settled or paid. No Return of Company has ever been audited by the Internal Revenue Service or any other Tax agency or authority, no such audit is in progress and Company has not been notified of any request for such an audit or other examination. No director or officer (or employee responsible for Tax matters) of Company expects any Governmental Authority to assess any additional Taxes for any period for which Returns have been filed, except to the extent that a reserve for Taxes has been established on the Balance Sheet. No claim has ever been made by a Governmental Authority in a jurisdiction where Company does not file Returns that Company is or may be subject to taxation by that jurisdiction. No adjustment relating to any Returns filed by Company has been proposed in writing by any Tax authority to Company (or any representative thereof). As of the Balance Sheet Date, Company has no current or deferred Tax Liabilities, except to the extent adequate reserves for Taxes have been established on the Balance Sheet, and will not as a result of the transactions contemplated herein become liable for any Tax not adequately reserved against on the Financial Statements. There is not in effect any waiver by Company of any statute of limitations with respect to any Taxes or agreement to any extension of time for filing any Return which has not been filed, and Company has not consented to extend to a date later than the Agreement Date the period in which any Tax may be assessed or collected by any Tax authority. Company has delivered or made available to Acquirer correct and complete copies of all federal and state income tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Company.
          (d) Company is not a party to, and does not owe any amount under, any Tax sharing or allocation agreement. Company has not been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was Company) and has no Liability for the Taxes of any Person (other than Company) under Section 1.1502-6 of the Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise. Company has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code.
          (e) Company has complied with all Applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by all Applicable Laws, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all Applicable Laws, including federal and state income Taxes, FICA, Medicare and FUTA, and has timely filed all withholding Tax returns.
          (f) Since its inception, Company has not been a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code and in Section 1.897-2(b) of the Regulations, and Company has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Regulations.
          (g) Company has disclosed on its federal income tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Company has not consummated or participated in, and is not currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code or the Regulations. Company has not entered into any reportable transaction as defined in Section 1.6011-4(b) of the Regulations.
          (h) Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Section 1502 of the Code and the Regulations thereunder (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

          (i) No benefit payable or which may become payable by Company pursuant to any Employee Plan or Contract or as a result of or arising under this Agreement or the Agreement of Merger or any subsequent event will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code. Company is not a party to any Contract and/or has not granted any compensation, equity or award that could be deemed deferred compensation subject to the additional 20% tax under Section 409A of the Code, and neither Company nor any of its ERISA Affiliates has any liability or obligation to make any payments or to issue any equity award or bonus that could be deemed deferred compensation subject to the additional 20% tax under Section 409A of the Code.
          (j) Company has not distributed stock of another Person or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.
          (k) None of Company’s assets (i) is tax exempt use property within the meaning of Section 168(h) of the Code, (ii) directly or indirectly secures any debt, the interest on which is tax exempt under Section 103(a) of the Code, or (iii) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.
          (l) Company has never participated in an international boycott as defined in Section 999 of the Code.
          (m) Company does not own any interest in any entity that is characterized as a partnership for federal income Tax purposes.
          (n) Company has not incurred (or been allocated) an overall foreign loss as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Section 904(f)(1) and/or Section 904(f)(3) of the Code.
          (o) Schedule 3.8(o) of the Company Disclosure Letter sets forth a complete and accurate list of all material agreements, rulings, settlements or other Tax documents relating to Tax incentives between Company and any Governmental Authority.
          (p) All documents in the enforcement of which Company may be interested and that are liable to any stamp duty (or any corresponding Taxes) have been duly stamped.
     3.9 Title to Assets and Properties; Condition of Equipment and Property. Company has good and valid title to, or a valid leasehold interest in, all of the assets and properties used in the Company Business or shown on the Balance Sheet, free and clear of any Encumbrance. Such assets and properties are sufficient for the continued operation of the business of Company as presently being conducted in all material respects. All machinery, vehicles, equipment and other tangible personal property owned or leased by Company or used in the Company Business are (a) in generally good operating condition and (c) regularly and properly maintained. All properties used in the operations of Company are reflected on the Balance Sheet to the extent required under GAAP to be so reflected. All leases of real or personal property to which Company is a party are fully effective and afford Company peaceful and undisturbed leasehold possession of the subject matter of the lease. Company is not in material violation of, and has not received any notice of violation of, any zoning, building, safety or environmental ordinance, regulation or requirement applicable to the operation of its owned or leased properties or of any other Applicable Law. Company does not own any real property. Company has adequate rights of ingress and egress into any real property used in the operation of the Company Business. Schedule 3.9 of the Company Disclosure Letter sets forth a complete and accurate list and a brief description of all personal property owned or leased by Company with an individual value of $5,000 or greater. The parties acknowledge that the representations of the Company in this Section 3.9 do not apply to the Company’s representation with respect to IP Rights in Section 3.13.
     3.10 Absence of Certain Changes. Since December 31, 2005, Company has carried on its business in the ordinary course in accordance with the procedures and practices in effect as of December 31, 2005, and since December 31, 2005, there has not been with respect to Company:
          (a) any Material Adverse Change;
          (b) any Liability incurred other than in the ordinary course of business, consistent with past practice, or any borrowing of monies in excess of $25,000 in the aggregate;
          (c) any making of any loan, advance or capital contribution to, or investment in, any Person other than travel loans or advances made in the ordinary course of business, consistent with past practice;
          (d) any Contract with respect to any acquisition, sale or transfer of any material asset of Company, except in the ordinary course or business;
          (e) any material damage, destruction or loss, whether or not covered by insurance, affecting its assets, properties or business;
          (f) any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, its capital stock, any stock split, stock dividend or combination or recapitalization of its capital stock or any direct or indirect redemption, purchase or other acquisition by it of its capital stock (other than repurchases of Unvested Company Shares in accordance with Contracts governing such shares);
          (g) any entry into, amendment of, or relinquishment, termination or nonrenewal by it of (i) any Contract or other right or obligation other than in the ordinary course of business, consistent with past practice, but in no event involving obligations (contingent or otherwise) of or payments to it in excess of $10,000 individually or $25,000 in the aggregate or (ii) any employment Contract or service Contract or the extension of the term of any existing employment Contract or service Contract with any Person in the employ or service of Company;
          (h) any payment or discharge of any material Encumbrance or Liability, which Encumbrance or Liability was not either (i) shown on the Balance Sheet or (ii) incurred in the ordinary course of business, consistent with past practice, after December 31, 2005;
          (i) any Liability incurred by it to any directors, officers or stockholders of the Company;
          (j) (i) any sale, disposition, transfer or license to any Person of any rights to Company IP Rights other than in the ordinary course of business, consistent with past practice, or (ii) any acquisition or license from any Person of any Intellectual Property;
          (k) any deferral of the payment of any accounts payable other than in the ordinary course of business, consistent with past practice, or in an amount that is not material, or any discount, accommodation or other concession made other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable;

          (l) any material change in the manner in which it prices its services, extends discounts, credits or warranties to its customers or otherwise deals with its customers;
          (m) any labor dispute or claim of unfair labor practices;
          (n) any change in title, office or position, or material reduction in the responsibilities of, or change in identity with respect to the management, supervisory or other key personnel of Company (collectively, the “Management Employees”),
          (o) any termination of employment of any employees of the Company;
          (p) any modification of the benefits payable, or to become payable, to any directors, officers, employees or consultants of the Company, or any increase in the compensation (including severance and equity compensation) payable, or to become payable, to any directors, officers, employees or consultants of the Company, or any bonus payment or arrangement made to or with any of such directors, officers, employees or consultants;
          (q) except as specifically contemplated by this Agreement, any increase in or modification of any bonus, pension, insurance or other employee benefit plan, payment or arrangement (including the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any directors, officers, employees, consultants or independent contractors of the Company; or
          (r) except as specifically contemplated by this Agreement, any modification or change to the right to exercise or convert, or to the exercise or purchase prices of, any shares of its capital stock or other securities, or any modification of (i) the vesting of or right to exercise any option, warrant or other right to purchase any shares of its capital stock or other securities or (ii) the vesting or release of any shares of its capital stock or other securities from any repurchase options or rights of refusal held by it or any other party or any other restrictions.
     3.11 Contracts. Except for this Agreement and the Contracts specifically identified in the relevant subsections of Schedule 3.11 of the Company Disclosure Letter, the Company is not a party or subject to any of the following (whether oral or in writing):
          (a) any Contract (other than an agreement to provide Company Products and Services substantially on Company’s standard, unmodified form of customer agreement, a copy of which has been delivered to Acquirer’s counsel) under which it provides any advice or services to any third party, including any consulting Contract, or software implementation, deployment or development services Contract, or requiring payment to or from it in an amount in excess of $35,000 for any other professional Contract;
          (b) any material reseller, distribution, marketing, sales representative or similar Contract under which any third party is authorized to sell, market or take orders for any Company Products and Services;
          (c) any Contract for the purchase, sale, license, provision or manufacture of products, materials, supplies, equipment or services (excluding off-the-shelf software) requiring payment to or from it in an amount in excess of $25,000 per annum;
          (d) any Contract limiting the freedom of the Company to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting in any material respect the right of the Company to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;
          (e) any Contract providing for the development of any software, content (including textual content and visual or graphics content), technology or Intellectual Property rights, independently or jointly, for (or for the benefit or use of) it;
          (f) any Contract to license or authorize any third party to manufacture or reproduce any of the products, services, technology or Intellectual Property of Company;
          (g) any joint venture or partnership Contract, any Contract relating to a limited liability company or any other Contract that has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses by it with any other party;
          (h) any confidentiality, secrecy or non-disclosure Contract other than pursuant to the Company’s standard form (a copy of which has been provided to Acquirer’s counsel) or Contracts that name the primary purpose of obligating non-disclosure between the parties thereto;
          (i) any settlement agreement;
          (j) any Contract for or relating to the employment or hiring for services of any of its directors, officers, employees, consultants or independent contractors or any other type of Contract with any of its directors, officers, employees, consultants or independent contractors that is not immediately terminable by it without cost or other Liability to it, including any Contract requiring it to make a payment to any director, officer, employee, consultant or independent contractor on account of the Merger or any other transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;
          (k) any Contract or trust deed encumbering any of its assets or properties, any promissory note, any credit line, credit facility, loan agreement or other Contract for the borrowing of money pursuant to which it may borrow or loan funds, any security agreement encumbering any of its assets or properties, any security agreement encumbering any asset or property of a third party for its benefit, any guarantee by it of any obligation or indebtedness of another party or any guarantee of any of its obligations or indebtedness, and any Contract for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;
          (l) any Contract containing indemnification, warranty or similar provisions with respect to Company Products and Services or any Contract containing any support, maintenance or service obligation or cost on the part of Company (other than a Contract substantially on Company’s unmodified form of standard customer or distributor agreement, the form of which has been delivered to Acquirer’s counsel);
          (m) any Contract under which it is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $50,000 per annum, and any Contract for the sale, purchase or disposition of any real property;
          (n) any Contract for the sale, submission, licensing or leasing by or to it of any assets, properties, products, services, information, research or rights having a value in excess of $50,000 or that is material to the Company Business;

          (o) any Contract or plan (including any stock option, stock purchase and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Capital Sock or any other securities of Company or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor, except for those Contracts disclosed on Schedule 3.4(a)-2 or Schedule 3.4(b)-1 of the Company Disclosure Letter;
          (p) any data center, hosting, collocation, bandwidth, telecommunications services, network monitoring, network management or similar Contract used in the provision of the Company Products and Services;
          (q) any Contract pursuant to which it has acquired a business or entity, or all or substantially all assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;
          (r) any other Contract to which it is a party or by which it or any of its assets or properties are bound (i) that is material to the Company Business or to its operations, assets, properties, operating results or financial condition or (ii) that involves a future financial commitment by it in excess of $50,000; or
          (s) any Contract between Company and any Governmental Authority or any Governmental Permit.
          All Contracts required by subsections (a) through (t) of this Section 3.11 to be listed on Schedule 3.11 of the Company Disclosure Letter (collectively, “Material Agreements”) are valid and in full force and effect. A true and complete copy of each Material Agreement and all amendments and schedules thereto has been delivered to Acquirer’s counsel.
     3.12 No Default. Neither Company, nor to Company’s knowledge, any other party, is in material breach or default under any Material Agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (i) result in a violation or breach of any provision of any Material Agreement or (ii) to Company’s knowledge, give any third party (A) the right to declare a default or exercise any remedy under any Material Agreement, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Agreement, (C) the right to accelerate the maturity or performance of any obligation of Company under any Material Agreement, or (D) the right to cancel, terminate or modify any Material Agreement. Company has not received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Agreement. Company has no material Liability for renegotiation of government Contracts or subcontracts.
     3.13 Intellectual Property.
          (a) Company (i) owns and has independently developed or acquired or (ii) has the valid right or license to all Company IP Rights. The Company IP Rights are sufficient for the conduct of the Company Business as currently conducted; provided, however, that with respect to patent rights and mark rights, this representation is made to the Company’s knowledge.
          (b) Company has not transferred ownership of any Intellectual Property that is or was Company-Owned IP Rights to any third party or knowingly permitted Company’s rights in any Intellectual Property that is or was Company-Owned IP Rights to enter the public domain or, with respect to any Intellectual Property for which Company has submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term).
          (c) Company owns and has good and exclusive title or an exclusive license to each item of Company-Owned IP Rights and each item of Company Registered Intellectual Property is free and clear of any Encumbrances (other than non-exclusive licenses granted by Company in the ordinary course of its business consistent with past practice substantially on its standard unmodified form of customer agreement (a copy of which has been provided to Acquirer’s counsel)). The right, license and interest of Company in and to all Third-Party Intellectual Property Rights licensed by Company from a third party are free and clear of all Encumbrances (excluding restrictions contained in the applicable license agreements with such third parties).
          (d) Neither the execution and delivery or effectiveness of this Agreement nor the performance of Company’s obligations under this Agreement will cause the forfeiture or termination of, give rise to a right of forfeiture or termination of, or result in the acceleration of any payment with respect to, any Company IP Right or impair the right of Company or the Surviving Corporation to use, possess, sell or license any Company IP Right or portion thereof. After the Closing, all Company-Owned IP Rights will be fully transferable, alienable or licensable by the Surviving Corporation without restriction and without payment of any kind to any third party, and the Surviving Corporation will be permitted to exercise all of the rights of Company under all Contracts governing any Company IP Rights (any such Contract, a “Company IP Rights Agreement”) to the same extent Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that Company would otherwise be required to pay.
          (e) Schedule 3.13(e) of the Company Disclosure Letter lists all Company Registered Intellectual Property, including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed or in which any other filing or recordation has been made. Schedule 3.13(e) of the Company Disclosure Letter sets forth a list of all actions that are required to be taken by Company within 120 days of the Agreement Date with respect to any of the Company Registered Intellectual Property in order to avoid prejudice to, or impairment or abandonment of, such Company Registered Intellectual Property.
          (f) Schedule 3.13(f) of the Company Disclosure Letter lists all Company Products and Services.
          (g) Each item of Company Registered Intellectual Property is valid and subsisting (or, in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the ownership interests of Company therein.
          (h) Schedule 3.13(h) of the Company Disclosure Letter lists (i) other than nonexclusive licenses granted by Company in the ordinary course of its business consistent with past practice substantially on its unmodified form of customer agreement (a copy of which has been provided to Acquirer’s counsel), all Contracts as to which Company is a party and pursuant to which any Person is authorized to use any Company IP Rights, (ii) other than “shrink wrap” and similar generally available commercial end-user licenses to software that is not included in or used to provide any Company Products and Services and that have an individual acquisition cost of $25,000 or less, all Contracts to which

Company is a party and pursuant to which Company acquired or is authorized to use any Third-Party Intellectual Property Rights, and (iii) all Contracts (other than any Contract listed in the Company Disclosure Letter in response to clause (i) above) pursuant to which Company has agreed to any restriction on the right of Company to use or enforce any Company-Owned IP Rights. None of the Contracts listed in Schedule 3.12(f) of the Company Disclosure Letter (in response to clause (i) of this Section 3.13(h)) grants any third party exclusive rights to or under any Company IP Rights.
          (i) There are no royalties, honoraria, fees or other payments payable by the Company to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company-Owned IP Rights by (other than those licensed to the Company) Company.
          (j) To Company’s knowledge, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP Rights by any third party, including any employee or former employee of Company. Company has not brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property or breach of any Company IP Rights Agreement.
          (k) Company has not been sued in any suit, action or proceeding (or received any written notice or, to Company’s knowledge, threat) that involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or that contests the validity, ownership or right of Company to exercise any Intellectual Property right. Company has not received any written communication that involves an offer to license or grant any other rights or immunities under any Third-Party Intellectual Property Right.
          (l) The operation of the Company Business as currently conducted and the Company’s use of any product, device or process used in the Company Business as currently conducted, does not and will not infringe or misappropriate the Intellectual Property of any third party and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction and there is no substantial basis for a claim that the operation of the Company Business as currently conducted is infringing or has infringed on or misappropriated any Intellectual Property of a third party; provided, however, that with respect to patent rights and mark rights, this representation is made to the Company’s knowledge.
          (m) None of the Company-Owned IP Rights, the Company Products and Services, or Company is subject to any proceeding or outstanding order, Contract or stipulation (i) restricting in any manner the use, transfer or licensing by Company of any Company-Owned IP Right or any Company Products and Services, or that may affect the validity, use or enforceability of any such Company-Owned IP Right or Company Products and Services, or (ii) restricting the conduct of the business of Company in order to accommodate Third-Party Intellectual Property rights; provided, however, that with respect to Company-Owned IP Rights and Company Products and Services not owned by Company, this representation is made to Company’s knowledge.
          (n) Company has not received any opinion of counsel that any Company Products and Services or the operation of the Company Business has infringed or misappropriated, infringes or misappropriates or may infringe or misappropriate any Third-Party Intellectual Property Rights.
          (o) Company has secured, from all of its consultants, employees and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company-Owned IP Rights, unencumbered and unrestricted exclusive ownership of all of such third party’s Intellectual Property in such contribution that Company does not already own by operation of law, and such third party has not retained any rights or licenses with respect thereto. Without limiting the foregoing, Company has obtained proprietary information and invention disclosure and assignment agreements from all current and former employees and consultants of Company.
          (p) To Company’s knowledge, no current or former employee, consultant or independent contractor of Company or any of its Subsidiaries has violated any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, Company or any of its Subsidiaries or using trade secrets or proprietary information of others without permission.
          (q) The employment of any employee of Company or the use by Company of the services of any consultant or independent contractor does not subject Company to any liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for Company, whether such liability is based on contractual or other legal obligations to such third party.
          (r) No current or former employee, consultant or independent contractor of Company or any of its Subsidiaries has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights.
          (s) To the extent that any Intellectual Property that is or was a Third-Party Intellectual Property Right is incorporated into or used by Company in the design, development, marketing, license, sale, provision, distribution, manufacture or compilation of any of the Company Products and Services, the Company has a written agreement with such third party with respect thereto pursuant to which Company either (i) has obtained complete, unencumbered and unrestricted ownership of, and is the exclusive owner of, such Intellectual Property by operation of law or by valid assignment or (ii) has obtained perpetual, non terminable (other than for material breach by the Company) licenses (sufficient for the conduct of the Company Business as currently conducted) to all such Third-Party Intellectual Property Rights; provided, however, that with respect to patent rights and mark rights, this representation is made to the Company’s knowledge..
          (t) Company has taken all reasonable and appropriate steps to protect and preserve the confidentiality of all confidential or non-public information included in the Company IP Rights (“Confidential Information”). All use, disclosure or appropriation of Confidential Information owned by Company by or to a third party has been pursuant to the terms of a written agreement or other legal binding arrangement between Company and such third party. All use, disclosure or appropriation by Company of Confidential Information not owned by Company has been pursuant to the terms of a written agreement between Company and the owner of such Confidential Information, or is otherwise lawful. All current and former employees and consultants of Company having access to Confidential Information or proprietary information of any of their respective customers or business partners have executed and delivered to Company an agreement regarding the protection of such Confidential Information or proprietary information (in the case of proprietary information of the customers and business partners of Company, to the extent required by such customers and business partners).
          (u) Schedule 3.13(u) of the Company Disclosure Letter lists all software or other material that is distributed as “free software”, “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License) (“Open Source Materials”) used by the Company in any way with respect to Company Products and Services and describes the manner in which such Open Source Materials were used (such description will include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company).
          (v) Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company-Owned IP Rights or Company Products and Services, (ii) distributed Open Source Materials in conjunction with any Company-Owned IP Rights or Company Products and Services, or (iii) used Open Source Materials in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create, obligations for the Company with respect to any Company-Owned IP Rights or grants, or purports to grant, to any third party, any rights or immunities under any Company-Owned IP Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).
          (w) All Company Products and Services sold, provided or distributed by or through Company to customers on or prior to the Closing Date (to Company’s knowledge with respect to those owned by third parties) conform to applicable contractual commitments, express and implied warranties and any legally binding representations provided to customers and conform in all material respects to applicable packaging, advertising and marketing materials and product or service offering, description, specifications or documentation. Company has no Liability (and, to the knowledge of Company, there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Company giving rise to any material liability relating to the foregoing Contracts) for any refund, credit or other offset thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Balance Sheet.
          (x) For all software used by Company in providing, or in developing or making available any of the Company Products and Services, Company has implemented any and all security patches or upgrades that are generally available for that software, and Company has current, valid, timely paid Contracts for the provision of support, maintenance, updates, upgrades, enhancements and bug fixes to Company for such software.
          (y) No (i) government funding; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any Person (other than funds received in consideration for the Company Capital Stock) was used in the development of the Company-Owned IP Rights. No current or former employee, consultant or independent contractor of Company who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Company.
          (z) Neither Company nor any other Person then acting on their behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or authorized the disclosure or delivery to any escrow agent or other Person of, any Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by Company, or any Person then acting on their behalf to any Person of any Company Source Code. Schedule 3.13(z) of the Company Disclosure Letter identifies each Contract pursuant to which Company has deposited, or is or may be required to deposit, with an escrow holder or any other Person any of the Company Source Code and describes whether the execution of this Agreement or any of the transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any Company Source Code.

     3.14 Privacy and Security. Company has not collected any personally identifiable information from any third parties except as described on Schedule 3.14 of the Company Disclosure Letter. Company has materially complied with all Applicable Laws and its internal privacy policies relating to (a) the privacy of users of Company Products and Services and all Internet websites owned, maintained or operated by Company (the “Company Websites”) and (b) the collection, storage and transfer of any personally identifiable information collected by Company, or by third parties having authorized access to all Company Websites and all software, hardware, networks, databases and records used in the provision of the Company Products and Services (“Systems”). The execution, delivery and performance of this Agreement and the Company Ancillary Agreements materially comply with all Applicable Laws relating to privacy and with Company’s privacy policies. Copies of all current and prior privacy policies of Company, including the privacy policies included in the Company Websites, are attached as Schedule 3.14 of the Company Disclosure Letter. Company has not received a complaint regarding the Company’s collection, use or disclosure of personally identifiable information. Company has taken all necessary and desirable actions to protect the confidentiality, integrity and security of the Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption in material compliance with all Applicable Law and in material conformance with all contractual commitments and reputable industry practice.
     3.15 Compliance with Laws. Company has complied in all material respects and will be as of the Closing Date in material compliance with all Applicable Laws. Company has received all permits and approvals from, and has made all filings with, third parties, including Governmental Authorities, that are necessary to the conduct of the business of the Company as presently being conducted in all material respects (“Governmental Permits”), and there exists no current default under, or violation of, any such Governmental Permit. None of the Governmental Permits will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.
     3.16 Certain Transactions and Agreements. No Person who is a director, officer, stockholder or employee of Company, and, to the Company’s knowledge, no member of any such director’s, officer’s, stockholder’s or employee’s immediate family, (a) has or ever had any direct or indirect ownership, participation, royalty or other interest in, or any employment or consulting agreement with, any firm, partnership, entity or corporation that competes or does business with Company, Acquirer or any of their respective Subsidiaries (except with respect to any interest of less than 1% of the outstanding voting shares of any corporation whose stock is publicly traded), (b) is or ever has been directly or indirectly interested in any Contract to which Company is a party or by which Company or any of its assets or properties may be bound or affected, except for compensation for services as a director, officer or employee of Company as listed on Schedule 3.16 of the Company Disclosure Letter, (c) has or ever had any interest in any property, real or personal, tangible or intangible, used in the Company Business, except for the normal rights of a stockholder, or (d) has, either directly or indirectly, a material interest in any Person that purchases from or sells, licenses or furnishes to Company any goods, property, technology or intellectual or other property rights or services.
     3.17 Employees.
          (a) Company: (i) has never been and is not now subject to a union organizing effort; (ii) is not subject to, nor has it ever been subject to, any collective bargaining agreement with respect to any of its employees; (iii) is not subject to any other Contract with any trade or labor union, employees’ association or similar organization; and (iv) has no current labor disputes and has not had any labor disputes or claims of unfair labor practices with respect to its employees. Company has no knowledge that any of the Key Employees, Management Employees or any significant number of other employees intends to leave Company’s employ. Company is in compliance in all material respects with all Applicable Laws regarding employment practices, terms and conditions of employment, wages and hours and the Worker Adjustment Retraining and Notification Act, as amended (and any similar state or local law), and has correctly classified employees as exempt employees and nonexempt employees under the Fair Labor Standards Act or similar state or local law. Company has no employment or consulting agreements currently in effect that are not terminable at-will without Liability (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). All independent contractors providing services to Company have been properly classified as independent contractors for purposes of federal and applicable state Tax laws, laws applicable to employee benefits and other Applicable Laws. All employees of Company are legally permitted to be employed by Company in the jurisdiction in which such employee is employed. The Company will have no Liability to any Person as a result of the termination of any employee leasing arrangement.
          (b) Schedule 3.17(b) of the Company Disclosure Letter contains a list of all Employee Plans and Employee Agreements. Company has delivered to Acquirer’s counsel true, complete and (where applicable) signed and dated copies of all Employee Plans, including all plan documents, adoption agreements, and amendments and restatements thereto executed since the inception of such Employee Plan, related Board resolutions, vendor contracts, and service agreements. Each Employee Plan, and the operation and administration thereof, is in all material respects in compliance with all Applicable Laws, including the requirements of ERISA and the Code. With respect to each Employee Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) that is intended to qualify under Section 401(a) of the Code, Company has received from the Internal Revenue Service a favorable opinion, advisory, notification and/or determination letter, as applicable, that such plan satisfied the requirements of the Tax Reform Act of 1986 and the GUST amendments (a copy of which letter(s) has been delivered to Acquirer and its counsel) and nothing has occurred since the issuance of such opinion, advisory, notification and/or determination letter that would reasonably be expected to cause the loss of the Tax-qualified status of such Employee Plan. Company has delivered to Acquirer’s counsel a true and complete copy of, to the extent applicable, (i) the three (3) most recent annual report (Form 5500) with respect to each Employee Plan that is subject to ERISA or Code reporting requirements, including all attachments, schedules, financial statements and accountants’ opinions attached thereto, (ii) each trust agreement related to any Employee Plan, (iii) the most recent summary plan description and any employee booklets for each Employee Plan for which such a description is required, (iv) the most recent actuarial report relating to any Employee Plan subject to Title IV of ERISA, (v) insurance policies or Contracts relating to any Employee Plan, and (vi) all material communications relating to any Employee Plan.
          (c) No suit, administrative proceeding, action or other litigation has been brought or is threatened against or with respect to any Employee Plan, including any audit or inquiry by any Governmental Authority.
          (d) Neither Company nor any of its ERISA Affiliates has ever been a participant in any “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or that could result in an excise Tax under the Code.
          (e) There has been no amendment to, interpretation or announcement (whether oral or in writing) by Company or any of its ERISA Affiliates relating to, or change in employee participation or coverage under any Employee Plan that would materially increase the expense of maintaining such Employee Plan above the level of expense incurred in respect thereof during the calendar year 2005.
          (f) (i) Neither Company nor any of its ERISA Affiliates has ever contributed to or been required to contribute to (x) any multi-employer pension plan as defined in Section 3(37) of ERISA Code (and will not have any contingent withdrawal Liability under ERISA) or (y) a “funded welfare plan”

within the meaning of Section 419 of the and (ii) none of Company or any of its ERISA Affiliates has ever contributed to any multiple employer plan as defined in Section 413(c) of the Code.
          (g) All Employee Plans, to the extent applicable, are in compliance in all material respects with (i) the continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, (ii) the Americans with Disabilities Act of 1990, (iii) the Health Insurance Portability and Accountability Act of 1996, as amended, (iv) the Women’s Health and Cancer Rights Act of 1998, and (v) the Family Medical Leave Act of 1993 and (vi) the Newborns’ and Mothers’ Health Protection Act of 1996 (including any amendments to or regulations promulgated under any of the foregoing acts), or similar provisions of state law. As of the Effective Time, there will be no material outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to any Employee Plan, covered employees or qualified beneficiaries.
          (h) All individuals who, pursuant to the terms of any Employee Plan, are entitled to participate in any Employee Plan currently are participating in such Employee Plan or have been offered an opportunity to do so.
          (i) Company has timely filed and delivered to Acquirer’s counsel all annual reports (Form 5500) with respect to each Employee Plan that is subject to ERISA or Code reporting requirements.
          (j) None of Company, or any of its ERISA Affiliates has ever maintained, established, sponsored, participated in or contributed to any self-insured Employee Plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies). There has been no termination or partial termination of any Employee Plan intended to qualify under Section 401(a) of the Code within the meaning of Section 411(d)(3) of the Code. No Employee Plan is subject to any surrender fees or services fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.
          (k) No employee of Company is in violation of any term of any employment Contract, any other Contract or any restrictive covenant relating to the right of any such employee to be employed by Company or to use trade secrets or proprietary information of others, and the employment of any employee by Company does not subject it to any Liability to any third party.
          (l) Except as provided in this Agreement, the Company is not a party to any (i) Contract with any employee, Employee Agreement or Employee Plan (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Company in the nature of any of the transactions contemplated by this Agreement (or any subsequent transactions), (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment or (ii) Contract, Employee Agreement or Employee Plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (or any subsequent transactions) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Company has no obligation to pay any amount or provide any employee benefits (including any welfare benefits other than COBRA) to any former employee, officer, consultant or independent contractor or to any Person.

          (m) A list of all employees, consultants and independent contractors of Company and their current annual base compensation and target bonus as of the Agreement Date is set forth on Schedule 3.17(e) of the Company Disclosure Letter.
          (n) Schedule 3.17(n) of the Company Disclosure Letter lists each person who Company reasonably believes is, with respect to Company, and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).
          (o) All contributions due from Company with respect to any of the Employee Plans have been timely made under the terms of the applicable Employee Plan, ERISA, the Code and any other Applicable Law, or there is a period of time remaining for such contributions to be timely made. All employee social security contributions and all vacation pay have been timely made or accrued on the Financial Statements, and no further contributions or vacation pay will be due or will have accrued thereunder as of the Closing Date, other than contributions and vacation pay accrued in the ordinary course of business, consistent with past practice, after the Balance Sheet Date as a result of the operations of Company after the Balance Sheet Date.
          (p) Except as required by Applicable Laws, no condition exists that would prevent Company from terminating or amending any Employee Plan at any time for any reason in accordance with the terms of each such Employee Plan without any Liability (other than normal and reasonable expenses typically incurred in a termination event).
          (q) Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by all Applicable Laws. No International Employee Plan has unfunded Liabilities that, as of the Closing Date, will not be offset by insurance or that are not fully accrued on the Financial Statements.
     3.18 Insurance. Each policy of insurance and bond (the “Insurance Policies”) now held by Company is set forth on Schedule 3.18 of the Company Disclosure Letter, together with the name of the insurer, the type of policy or bond, the coverage amount and any applicable deductible. All premiums due and payable under all such Insurance Policies have been timely paid. Company is in compliance in all material respects with the terms of its Insurance Policies, and all such Insurance Policies are in full force and effect. Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of the Insurance Policies of the Company. There is no claim pending under any such Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policy.
     3.19 Environmental, Health and Safety Matters. To the knowledge of the Company, (i) no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials and wastes of Company have been disposed of in accordance with all Environmental and Safety Laws; (iii) Company has not received any notice of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending or, to the knowledge of the Company, threatened relating to an actual or alleged violation of any Environmental and Safety Laws by Company; (v) Company is not a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local or foreign laws arising out of events occurring prior to the Closing Date; (vi) there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from any of the Facilities or any Property; (vii) there have not been in the past, and are not now, any underground tanks or underground improvements at, on or under any Property, including treatment or storage tanks, sumps, or water, gas or oil wells; (viii) there are no polychlorinated biphenyls deposited, stored, disposed of or located on any Property or in any of the

Facilities or any equipment on the Property; (ix) there is no formaldehyde on any Property or in any of the Facilities, nor is any insulating material containing urea formaldehyde in any of the Facilities; (x) the Facilities and Company’s uses and activities therein have at all times materially complied with all Environmental and Safety Laws; and (xi) Company has all the permits and licenses required to be issued under federal, state, local or foreign laws regarding Environmental and Safety Laws and are in material compliance with the terms and conditions of those permits and licenses. “Facilities” means all buildings and improvements on the Property. “Environmental and Safety Laws” means any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or that are intended to assure the safety of employees, workers or other persons, including the public. “Hazardous Materials” means any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws, but excludes office and janitorial supplies properly and safely maintained.
     3.20 Customers and Suppliers.
          (a) Company has no outstanding material dispute concerning the Company Products and Services with any customer that, in the year ended December 31, 2004 or the year ended December 31, 2005, was one of the twenty (20) largest sources of bookings for Company, based on amounts paid or payable (each, a “Significant Customer”). Each Significant Customer is listed on Schedule 3.20(a) of the Company Disclosure Letter. Company has not received any information or notice from any Significant Customer that such customer will not continue as a customer of Company (or the Surviving Corporation) after the Closing or that any such customer intends to terminate or materially modify existing Contracts with Company (or the Surviving Corporation) or reduce the amount paid to Company (or the Surviving Corporation) for Company Products and Services.
          (b) Company has no outstanding material dispute concerning goods and/or services provided by any supplier who, in the year ended December 31, 2004 or the year ended December 31, 2005, was one of the ten (10) largest suppliers of goods and/or services to Company, based on amounts paid or payable (each, a “Significant Supplier”). Each Significant Supplier is listed on Schedule 3.20(b) of the Company Disclosure Letter. Company has not received any information or notice from any Significant Supplier that such supplier will not continue as a supplier of Company after the Closing or that any such supplier intends to terminate or materially modify existing Contracts with Company. Company has not received any notice of termination or interruption of any existing Contracts with any Significant Supplier. Company has access, on commercially reasonable terms, to all goods and services reasonably necessary to carry on the Company Business, and Company has no Knowledge of any reason why it will not continue to have such access on commercially reasonable terms.
     3.21 Restrictions on Business Activities. There is no Contract, order, writ, injunction, award, judgment, decree or determination binding upon Company which has or could reasonably be expected to have the effect of prohibiting or impairing, in any material respect, any current or proposed business practice of Company, any acquisition of property by Company or the conduct of the Company Business.
     3.22 Export Control Laws. Company has conducted in all material respects its export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and Export Administration Regulations. Without limiting the foregoing: (a) Company has obtained all export classifications, licenses or other approvals required for its exports of products, software and technologies from the United States; (b) Company is in material compliance with the terms of all applicable export classifications, licenses or other approvals; (c) there are no pending or, to Company’s knowledge, threatened claims or enforcement actions against Company with respect to such the Company’s export transactions, export classifications, licenses or other approvals; (d) there are no actions, conditions or circumstances pertaining to export transactions of Company that would reasonably be expected to give rise to any future claims or enforcement actions; and (e) no consents or approvals for the transfer of export licenses to Acquirer are required, except for such consents and approvals that can be obtained expeditiously without material cost. Company has provided to Acquirer, or its counsel, copies of all material documentation submitted to the Department of Commerce, or any other U.S. government agencies, in connection with export classification requests, license applications or other export control matters for the Company’s products.
     3.23 Accounts Receivable. The accounts receivable shown on the Balance Sheet arose in the ordinary course of business, consistent with past practice, represented bona fide claims against debtors for sales and other charges and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the Balance Sheet. Except as disclosed on the Balance Sheet, none of the accounts receivable of Company is subject to any claim of offset, recoupment, setoff or counter-claim, and Company has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could reasonably be expected to give rise to any such claim. No material amount of accounts receivable is contingent upon the performance by Company of any obligation or Contract other than normal warranty repair and replacement. No Person has any Encumbrance on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable. Schedule 3.23 of the Company Disclosure Letter sets forth an aging of Company’s accounts receivable in the aggregate and by customer and indicates the amounts of allowances for doubtful accounts and warranty returns and the amounts of accounts receivable that are subject to asserted warranty claims.
     3.24 Certain Payments. Company has complied with, is not in violation of, and has not received any written notices of violation with respect to, any Applicable Law with respect to the conduct of its business, or the ownership or operation of its business, except, in each case, which violation would not be material to Company. Neither Company, nor to the Company’s knowledge, any director, officer, Affiliate or employee thereof, has on behalf of or with respect to the Company, (i) made any unreported political contribution, (ii) made or to the Company’s knowledge received any payment that was not legal to make or receive, (iii) engaged in any transaction or made or received any payment that was not properly recorded on the books of the Company, (iv) created or used any off-book bank or cash account or slush fund, or (v) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977, as amended.
      3.25 Corporate Documents. Company has provided to Acquirer’s counsel complete and correct copies of all documents identified on the Company Disclosure Letter and each of the following: (a) copies of the Certificate of Incorporation and Bylaws of Company, each as currently in effect; (b) copies of the minute books containing records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and stockholders of Company; (c) copies of the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option grants and agreements of Company; and (d) all material permits, orders and consents issued by any regulatory agency with respect to Company, or any securities of Company, and all applications for such permits, orders and consents.
     3.26 No Brokers. Except pursuant to the terms of the contract by and between the Company and Perseus Group, LLC (“Perseus”) dated as of October 18, 2005 (a copy of which has been provided to Acquirer’s counsel) (the “Perseus Agreement”), neither Company nor any Affiliate of Company is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and Acquirer will not incur any Liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of this Agreement, the Merger or any act or omission of Company, any of its Affiliates or any of their respective directors, officers, employees, stockholders or agents.
     3.27 Board Actions; Takeover Statutes. Company’s Board of Directors, by resolutions duly adopted (and not thereafter modified or rescinded), has (i) determined that this Agreement and the Merger are in the best interests of Company and the Company Stockholders and are on terms that are fair to the Company Stockholders, (ii) approved, adopted and declared advisable this Agreement and approved and declared advisable the Merger, and (iii) directed that the Merger, this Agreement, and all other agreements, transactions and actions contemplated hereby and thereby will be submitted to the vote and approval of the Company Stockholders and recommended such approval. Company and its Board of Directors and stockholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested stockholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the governing documents of Company, will not be applicable to any of Company, Acquirer or the Surviving Corporation or to the execution, delivery or performance of the transactions contemplated by this Agreement, the Stockholder Consents, the Stockholder Agreements or any Company Ancillary Agreement, including the consummation of the Merger or any of the other transactions contemplated hereby or thereby.
     3.28 Vote Required. Except as otherwise contemplated herein, the affirmative vote of (i) the holders of a majority of the shares of Company Common Stock and the Company Preferred Stock, voting together as a single class, and (ii) the holders of a majority of Company Preferred Stock that are issued and outstanding on the Record Date are the only votes of the Company Stockholders necessary to approve the Merger, this Agreement, the Company Ancillary Agreements and all other agreements, transactions and actions contemplated hereby and thereby, including the filing of the Restated Certificate with the Delaware Secretary of State immediately prior to the Effective Time (the “Company Stockholder Approval”). The execution of the Stockholder Consent by the Stockholders listed on Exhibit C-1 is sufficient for the Company Stockholder Approval.
     3.29 Disclosure. Neither this Agreement, including its Exhibits and Schedules and the Company Disclosure Letter, nor any Company Ancillary Agreements delivered or made available to Acquirer under this Agreement, taken together, contains or will contain at the Closing any untrue statement of a material fact or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.
ARTICLE 4
Representations and Warranties of Acquirer and Sub
     Acquirer and Sub represent and warrant to Company as follows:
     4.1 Organization and Good Standing. Acquirer is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently being conducted and as proposed to be conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties and to carry on its business as presently being conducted.
     4.2 Power, Authorization and Validity.
          (a) Acquirer has the corporate power and authority to enter into and perform its obligations under this Agreement and all Acquirer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Acquirer Ancillary Agreements, and the Merger, have been duly and validly approved and authorized by Acquirer, and this Agreement has been duly executed and delivered by Acquirer. Sub has the corporate power and authority to enter into and perform its obligations under this Agreement and all Sub Ancillary Agreements. The execution, delivery and performance of this Agreement and the Sub Ancillary Agreements, and the Merger, have been duly and validly approved and authorized by Sub, and this Agreement has been duly executed and delivered by Sub.
          (b) No filing, authorization, consent, approval, permit, order, registration or declaration, governmental or otherwise, is necessary to enable Acquirer and Sub to enter into, and to perform their respective obligations under, this Agreement, the Acquirer Ancillary Agreements or the Sub Ancillary Agreements, except for: (i) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (ii) the filing by Acquirer with the SEC of such reports and information under the Exchange Act, and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) the filing of a registration statement on Form S-8 with the SEC after the Closing Date covering the shares of Acquirer Common Stock issuable pursuant to certain Company Options assumed hereunder; and (iv) such other filings, authorizations, consents, approvals, permits, orders, registrations and declarations, if any, that if not made or obtained by Acquirer or Sub would not be material to Acquirer’s or Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, the Acquirer Ancillary Agreements and the Sub Ancillary Agreements.
          (c) This Agreement and the Acquirer Ancillary Agreements are, or when executed by Acquirer will be, valid and binding obligations of Acquirer enforceable against Acquirer in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. This Agreement and the Sub Ancillary Agreements are, or when executed by Sub will be, valid and binding obligations of Sub enforceable against Sub in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
     4.3 No Conflicts. Neither the execution and delivery of this Agreement, the Acquirer Ancillary Agreements or the Sub Ancillary Agreements, nor the consummation of any of the transactions contemplated herein or therein, will (a) conflict with, result in any violation or default under (with or without notice or lapse of time, or both), give rise to a right of termination, cancellation or acceleration or any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to (i) any provision of the Articles or Certificate of Incorporation, as applicable, or Bylaws of Company and Sub, each as currently in effect, (ii) any Applicable Law, or (iii) any Contract to which Company or Sub is a party or by which Company or Sub or any of their respective assets or properties are bound or affected, except, in the case of clauses (ii) and (iii), as would not be material to Acquirer’s or Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.
     4.4 Financing. Acquirer has, or has available to it, sufficient funds to consummate the transactions contemplated by this Agreement.
     4.5 No Prior Sub Operations. Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.
     4.6 Litigation. There is no action, suit, arbitration, mediation, proceeding, claim or investigation pending or, to Acquirer’s knowledge, threatened against Acquirer before any Governmental Authority or arbitrator that seeks to restrain, enjoin or prevent or otherwise challenges any of the transactions contemplated by this Agreement or that questions the validity or legality of any of such transactions or seeks to recover damages or obtain other relief in connection with any of such transactions.
ARTICLE 5
Additional Agreements
     5.1 Advice of Changes. Each of Acquirer, Sub and Company will promptly advise the other parties hereto in writing of (a) any event occurring after the Agreement Date that would render any representation or warranty of such party contained in this Agreement to be untrue or inaccurate, in either case if made on or as of the date of such event or the Closing Date; (b) any breach of any covenant or obligation of such party pursuant to this Agreement, or any Company Ancillary Agreement, Acquirer Ancillary Agreement or Sub Ancillary Agreement; and (c) any Effect that has a Material Adverse Effect on such Party.
     5.2 Maintenance of Business. If Company becomes aware of a material deterioration in the relationship between Company and any Significant Customer, Management Employee or significant number of other employees of Company, it will promptly bring such information to the attention of Acquirer in writing and, if requested by Acquirer, will exert all commercially reasonable efforts to restore and retain the relationship.
     5.3 Conduct of Business. Company will continue to conduct its business in the ordinary course, consistent with past practice, and, to the extent consistent therewith, will use all commercially reasonable efforts to carry on and preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, licensors, licensees and others with whom Company has contractual or other commercial relations in substantially the same manner as they have prior to the Agreement Date. Without limiting the foregoing, prior to the Closing, Company will not, without Acquirer’s prior written consent (which consent shall not be unreasonably withheld or delayed), enter into any transaction or Contract, make any payment or take any action out of the ordinary course of business, consistent with past practice, including:
          (a) incur any Liability as guarantor or surety with respect to any obligation or make any loan, advance or capital contribution to, or invest in, any Person, except for the endorsement of checks and other negotiable instruments and the making of travel loans or advances (which travel expenses will be documented by receipts for the claimed amounts in accordance with past practice), in each case that are in the ordinary course of business, consistent with past practice, and that are not material in amount;
          (b) incur any Liability other than in the ordinary course of business, consistent with past practice, or incur any indebtedness for borrowed money;
          (c) place any Encumbrance on any of its material properties or grant any Encumbrance with respect to any of its material assets;
          (d) purchase, license, sell or otherwise dispose of, or enter into any Contract for the purchase, license, sale or other disposition of any assets, other than the sale of its Products and Services in the ordinary course of business consistent with past practice;
          (e) other than as set forth on Company Disclosure Letter, declare, set aside or pay any dividend on, or make any other distribution in respect of, its capital stock, split, combine or recapitalize its capital stock or directly or indirectly redeem, purchase or otherwise acquire its capital stock (except for the repurchase of stock from its directors, officers, employees, consultants or independent contractors in connection with the termination of their services to it at the original purchase price of such stock);

          (f) enter into, amend, relinquish, terminate or not renew any Material Agreement;
          (g) pay or discharge any Encumbrance or Liability other than in the ordinary course of business, consistent with past practice;
          (h) incur any Liability to any of its stockholders, directors, officers or other employees (except for the making of travel loans or advances for which travel expenses will be documented by receipts for the claimed amounts in accordance with past practice), in each case other than in the ordinary course of business, consistent with past practice, and that are not material in amount;
          (i) other than as contemplated by this Agreement, amend or change its Certificate of Incorporation or Bylaws;
          (j) defer the payment of any accounts payable other than in the ordinary course of business, consistent with past practice;
          (k) other than as set forth on Company Disclosure Letter, sell, issue, create, grant or authorize the issuance or grant of (i) any shares of its capital stock of any class or series or any other security (other than pursuant to the exercise of outstanding Company Options identified on Schedule 3.4(b)-1 of the Company Disclosure Letter), (ii) any option, call, warrant, obligation, subscription or other right to acquire any shares of its capital stock of any class or series or any other security, or (iii) any instrument convertible into or exchangeable for any shares of its capital stock of any class or series or any other security;
          (l) other than as set forth on Company Disclosure Letter, pay, increase or modify any bonus, pay any royalty, pay any increased salary, pay any severance or special remuneration, increase or modify any pension, insurance or other employee benefit plan, payment or arrangement (including the grant of stock options, restricted stock awards or stock appreciation rights or the modification of any exercise or conversion rights, exercise or purchase prices or vesting or release of any shares of its capital stock or other securities) or incur any Liability to, for or with any director, officer, employee, consultant or independent contractor (except as is already accrued or pursuant to existing Contracts disclosed in Schedule 3.17(b) of the Company Disclosure Letter), amend any existing or enter into any new employment, consulting or severance agreement with any such person, or enter into any new Contract or plan of the type described in Section 3.17(b);
          (m) waive or release any material right or claim;
          (n) except for the Merger, merge, consolidate or reorganize with, or acquire, any Person;
          (o) make or change any election, change an annual accounting period, adopt or change any accounting method, file any Return unless a copy of such Return has first been delivered to Acquirer for its review and approval at a reasonable time prior to filing, file any amended Tax Return, enter into any closing agreement, agree to any audit assessment by any Tax authority, settle any Tax claim or assessment relating to Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax Liability of Company for any period ending after the Closing Date or decreasing any Tax Attribute of Company existing on the Closing Date; Company will not will enter into any intercompany agreement without providing copies of such agreements to Acquirer and obtaining the Acquirer’s approval;

          (p) change any insurance coverage or issue any certificates of insurance (except for the planned renewal of existing policies on terms not materially different from those in effect on the Agreement Date and described in the Company Disclosure Letter);
          (q) commence a lawsuit other than (i) for the routine collection of bills or (ii) in such cases where it in good faith determines that failure to commence such a lawsuit would result in the material impairment of a valuable aspect of the Company Business; provided, however, that it consults with Acquirer at a reasonable time prior to the filing of such a lawsuit; or
          (r) agree, or enter into any negotiations, discussions or agreement, to do any of the things described in the preceding clauses 5.3(a) through 5.3(q).
     5.4 Regulatory Approvals.
          (a) Company will promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority that may be reasonably required, or that Acquirer may reasonably request, in connection with the consummation of the transactions provided for herein. Company will use all reasonable efforts to obtain, or assist Acquirer in obtaining, all such authorizations, approvals and consents and shall pay any associated filing fees payable by the Company with respect to such authorizations, approvals and consents.
          (b) Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, it is expressly understood and agreed that: (i) Acquirer will not have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) Acquirer will be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for (A) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Acquirer or any of its Affiliates or Company, (B) the imposition of any limitation or regulation on the ability of Acquirer or any of its Affiliates to freely conduct their business or own such assets, or (C) the holding separate of the shares of Company Capital Stock or any limitation or regulation on the ability of Acquirer or any of its Affiliates to exercise full rights of ownership of the shares of Company Capital Stock (any of the foregoing, an “Antitrust Restraint”).
     5.5 Necessary Consents. Company will use all reasonable efforts to obtain such written consents, assignments, waivers and authorizations or other certificates from third parties listed on Schedule 3.5 of the Company Disclosure Letter, give notices to third parties and take such other actions as may be necessary or appropriate, in addition to those set forth in this Article 5, to facilitate and effect the consummation of the transactions provided for herein and to facilitate and allow Acquirer and the Surviving Corporation to carry on the Company Business after the Effective Time and to keep in effect and avoid the breach of, violation of, termination of, or adverse change to any Contract to which Company is a party or is bound or by which any of its assets or properties are bound or affected.
     5.6 Litigation. Company will (i) notify Acquirer in writing promptly after learning of any action, suit, arbitration, mediation, proceeding, claim or investigation by or before any Governmental Authority or arbitrator initiated by or against it, or known by Company to be threatened against Company, or any of its respective directors, officers, employees or stockholders in their capacity as such (“New Litigation Claim”), (ii) notify Acquirer of ongoing material developments in any New Litigation Claim and (iii) consult in good faith with Acquirer regarding the conduct of the defense of any New Litigation Claim.
     5.7 No Other Negotiations.
          (a) Company will not, nor will they authorize or permit any of its directors, officers, employees, stockholders or Affiliates or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing, collectively, the “Company Representatives”) to, directly or indirectly: (i) solicit, initiate, seek, entertain, facilitate, support, encourage or induce the making, submission or announcement of any Acquisition Proposal or take any other action that would reasonably be expected to lead to an Acquisition Proposal or a proposal therefor; (ii) consider any inquiry, expression of interest, offer or proposal concerning any Acquisition Proposal (other than to respond to such inquiry, expression of interest, offer or proposal by indicating that Company is not interested in any Acquisition Proposal); (iii) furnish any information regarding Company to any Person in connection with or in response to any inquiry, expression of interest, offer or proposal concerning any Acquisition Proposal (other than to respond to such inquiry, expression of interest, offer or proposal by indicating that Company is not interested in any Acquisition Proposal); (iv) participate in any communications or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of, any Acquisition Proposal or a proposal therefor; (v) cooperate with, facilitate or encourage any effort or attempt by any Person to effect any Acquisition Proposal; (vi) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal; (vii) execute, enter into or become bound by any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal; or (viii) submit any Acquisition Proposal to the vote of any Company Securityholders. Company will immediately cease any and all existing activities, communications or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.7(a) by any Company Representative will be deemed to be a breach of this Section 5.7(a) by Company.
          (b) In addition to the obligations set forth in Section 5.7(a), Company as soon as reasonably practicable (and in no event more than one business day thereafter) will advise Acquirer orally and in writing of (i) any Acquisition Proposal or a proposal therefore, (ii) any request for nonpublic information or for access to any of the properties, books or records of Company by any Person other than Acquirer, (iii) any inquiry, expression of interest, offer or proposal with respect to or that Company reasonably believes could lead to an Acquisition Proposal, or (iv) any notice that any Person is considering making an Acquisition Proposal. Such notice will describe (1) the material terms and conditions of such Acquisition Proposal, request, inquiry, expression of interest, offer or proposal and (2) the identity of the Person or group making any such Acquisition Proposal, request, inquiry, expression of interest, offer or proposal. Company will keep Acquirer informed as promptly as reasonably practicable in all material respects of the status and details (including material amendments or proposed amendments) of any such Acquisition Proposal, request, inquiry, expression of interest, offer or proposal.
     5.8 Access to Information. Company will provide Acquirer and its agents with full access at reasonable times and intervals to the files, books, records, technology, properties, assets, Contracts, personnel and offices of Company, including any and all information relating to Taxes, commitments, Contracts, real, personal and intangible property, Liabilities and financial condition. Company will cause its accountants to cooperate with Acquirer and its agents in making available all financial information reasonably requested by Acquirer, including all working papers pertaining to all financial statements prepared or audited by such accountants.
     5.9 Satisfaction of Conditions Precedent. Each party hereto will use all commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in

Article 7 and 8 as promptly as reasonably possible and will use all commercially reasonable efforts to cause the transactions provided for herein to be consummated as promptly as reasonably possible.
     5.10 Employees. Company shall cooperate and work with Acquirer to help Acquirer identify employees of Company to whom Acquirer may elect to offer continued employment with Acquirer or any of its Subsidiaries (including the Surviving Corporation). With respect to each employee of Company who receives an offer of employment from Acquirer or any of its Subsidiaries (including the Surviving Corporation) (each, an “Offeree”), Company shall assist Acquirer with its efforts to enter into an offer letter, Acquirer’s standard Assignment of Invention, Nondisclosure and Nonsolicitation Agreement, and with respect to certain employees, a Non-Competition Agreement (collectively, the “Offeree Documents”) with such employee as soon as practicable after the Agreement Date and in any event prior to the Closing Date. Company will use all reasonable efforts to retain the employment of each Offeree and each Key Employee, and Company will promptly notify Acquirer if it becomes aware that any such employee intends to leave the employ of Company. Notwithstanding any of the foregoing, neither Acquirer nor any of its Subsidiaries (including the Surviving Corporation) shall have any obligation to make an offer of employment to any employee of Company. With respect to matters described in this Section 5.10, Company will consult with Acquirer (and will consider in good faith the advice of Acquirer) prior to sending any notices or other communication materials to its employees. Effective no later than immediately prior to the Closing, Company shall terminate the employment of each of those employees of Company who have not received an offer of continued employment with Acquirer or any of its Subsidiaries (including the Surviving Corporation) prior to the Closing Date (the “Designated Employees”).
     5.11 Termination of Employee Plans. Effective as of the day immediately preceding the Closing Date, Company shall (i) terminate all Employee Plans that include a Code Section 401(k) arrangement (“Company 401(k) Plans”) (unless Acquirer provides written notice to Company no later than three business days prior to the Closing Date that such Company 401(k) Plans shall not be terminated) and (ii) if applicable, terminate participation in all Employee Plans of any kind that are provided through a human resources and benefits outsourcing entity, professional employer organization, or other such provider. Unless Acquirer provides such written notice to Company, no later than three business days prior to the Closing Date, Company will provide Acquirer with evidence that such Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of Company’s Board of Directors. The form and substance of such resolutions will be subject to the review and approval of Acquirer’s counsel. Company also will take such other actions in furtherance of terminating such Employee Plan(s) as Acquirer may reasonably require. In the event that termination of the Company 401(k) Plans would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then Company will take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Acquirer no later than ten business days prior to the Closing Date.
     5.12 Company Stockholder Approval and Board Recommendation.
          (a) Company shall take all commercially reasonable actions necessary in accordance with this Agreement, Delaware Law, California Law, its Certificate of Incorporation and its Bylaws to secure the Company Stockholder Approval. Company’s obligation to secure the Company Stockholder Approval in accordance with this Section 5.12(a) will not be limited or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal or by any withholding, withdrawal, amendment or modification of the recommendation of Company’s Board of Directors to the Company Stockholders in favor of the Company Stockholder Approval. Company shall exercise commercially reasonable efforts to obtain an executed Stockholder Consent from each Company Stockholder not listed in Exhibit C-1.

          (b) (i) Company’s Board of Directors shall recommend that the Company Stockholders vote in favor of the approval of the Merger and adoption of this Agreement pursuant to the Stockholder Consent and (ii) the Information Statement or any other disclosure document distributed to the Company Stockholders in connection with this transaction shall include a statement to the effect that Company’s Board of Directors unanimously recommends that the Company Stockholders vote in favor of the approval of the Merger and adoption of this Agreement pursuant to the Stockholder Consent.
          (c) As soon as practicable after the execution of this Agreement, the Company shall distribute an information statement and form of proxy or written consent for the Company Stockholders in a form approved in advance by Acquirer to approve this Agreement, the Merger, and the filing of the Restated Certificate with the Delaware Secretary of State immediately prior to the Effective Time (such information statement, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed or delivered to the Stockholders (the “Information Statement”). The Company shall use its best efforts to cause the Information Statement to comply in all material respects with applicable federal and state securities laws requirements. Each of Acquirer and Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Information Statement. The Company will promptly advise Acquirer and Acquirer will promptly advise the Company in writing if at any time prior to the Effective Time either the Company or Acquirer shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or compliance with applicable law. The Information Statement shall contain the unanimous recommendation of the Company Board that the Company Stockholders approve this Agreement and the Merger and the conclusion of the Company Board that the terms and conditions of the Merger are fair and reasonable to the Company Stockholders. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Acquirer or its affiliates or associates (including Sub), the form and content of which information shall not have been approved in writing by Acquirer prior to such inclusion. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Information Statement, Company or Acquirer, as the case may be, will promptly inform the other of such occurrence and cooperate in preparing and mailing to Company Stockholders such amendment or supplement.
          (d) Company Certificates and Schedules. Company will prepare and deliver to Acquirer, not later than five business days prior to the Closing Date, a draft of each of (i) the Net Working Capital Certificate and (ii) the Transaction Expenses Schedule. The Company and Acquirer will prepare a spreadsheet (the “Spreadsheet”) in the form provided by Acquirer prior to the Closing, reasonably acceptable to Company and the Exchange Agent, which spreadsheet shall set forth all of the following information (in addition to the other required data and information specified therein), as of the Closing Date and immediately prior to the Effective Time: (a) the names of all the Company Stockholders and Company Optionholders and their respective addresses and where available, taxpayer identification numbers; (b) the number and kind of shares of Company Capital Stock held by, or subject to the Company Options held by, such Persons and, in the case of outstanding shares, the respective certificate numbers; (c) the exercise price per share in effect for each Company Option; (d) the vesting status and schedule with respect to Company Options and Unvested Company Shares and terms of the Company’s rights to repurchase such Unvested Company Shares (including the repurchase price payable per share under each Unvested Company Share); (e) the Tax status of each Company Option under Section 422 of the Code; (f) the calculation of the Acquirer Stock Price, the Escrow Fund, Cash Amount Per Common Share, Cash Amount Per Series A Share, Cash Amount Per Series A-1 Share, Cash Amount Per Series B Share, Cash Amount Per Series C Share, Cash Amount Per Series C-1 Share, the Merger Consideration and the Option Exchange Ratio; (g) the number of shares of Acquirer Common Stock subject to and the exercise price of each Acquirer Option issuable to each Company Optionholder holding Company Options (and amount of cash or options required to be deducted and withheld from such Persons for taxes); (h) if a Company Stockholder holds Unvested Company Shares, the amount of Unvested Cash payable in respect of such Company Unvested Shares, the vesting schedule for such Unvested Cash and the repurchase price payable with respect to each dollar of such Unvested Cash; and (i) each Company Stockholder’s Pro Rata Share by percentage, the interest in dollar terms of each Company Stockholder’s Pro Rata Share of the Escrow Fund and the amount of Unvested Cash that is part of the Escrow Fund.
     5.13 Intentionally Omitted.
     5.14 Parachute Payment Waivers. Company will obtain and deliver to Acquirer, prior to the initiation of the requisite stockholder approval procedure under Section 5.15, a parachute payment waiver, in substantially the form attached hereto as Exhibit F (the “Parachute Payment Waiver”), executed by each Person who Company reasonably believes is, with respect to Company, and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite stockholder approval procedure under Section 5.15, and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code, pursuant to which each such Person will agree to waive any and all right or entitlement to the parachute payments to the extent the value thereof exceeds 2.99 times such Person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the requisite stockholder approval of such parachute payments is obtained pursuant to Section 5.15.
     5.15 Section 280G Stockholder Approval. Company will use its commercially reasonable efforts to obtain the approval by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all accelerated vesting payments, benefits, options and/or stock provided pursuant to Contracts that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder vote to be obtained in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.
     5.16 Tax Matters.
          (a) Company shall use its commercially reasonable efforts to cause the delivery to Acquirer at or prior to the Closing of a true, correct and complete copy of each election statement under Section 83(b) of the Code filed by each Person who acquired unvested shares of Company Capital Stock (where applicable) after the Agreement Date (or prior to the Agreement Date to the extent not previously provided by Company), together with evidence of timely filing of such election statement with the appropriate Internal Revenue Service Center.
          (b) Company will (i) retain all books and records with respect to Tax matters pertinent to Company relating to any taxable period beginning on or before the Closing Date (collectively, “Tax Records”) and abide by all record retention agreements entered into with any Tax authority and (ii) give Acquirer reasonable written notice prior to transferring, destroying or discarding any such Tax Records. For purposes of the foregoing sentence, the Tax Records shall include copies of workpapers, supporting documents and legal documents, whether prepared by Company, or by its outside accountants, legal counsel or other service providers. To the extent necessary, Company will obtain copies of all Tax Documents from sources outside of Company, which may include outside service providers.
          (c) Upon Acquirer’s request, Company will use its best efforts to obtain any certificate or other document from any Governmental Authority or other Person as may be reasonably necessary to mitigate, reduce or eliminate any Tax that could be imposed on Company (including with respect to the transactions contemplated hereby).
     5.17 Assumption of Options and Related Matters.
          (a) At the Effective Time, each Company Option held by a Continuing Employee that is unexpired, unexercised and outstanding immediately prior to the Effective Time, whether vested or unvested, shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Acquirer. Each such Company Option so assumed by Acquirer under this Agreement shall continue to have, and be subject to, the same terms and conditions (including, if applicable, the vesting arrangements and other terms and conditions set forth in the Company 2002 Stock Plan and the applicable stock option agreement) as are in effect immediately prior to the Effective Time, except that (i) such option shall be exercisable for that number of whole shares of Acquirer Common Stock equal to the product (rounded down to the next whole number of shares of Acquirer Common Stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of Company Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time and the Option Exchange Ratio, (ii) the per share exercise price for the shares of Acquirer Common Stock issuable upon exercise of such assumed option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, and (iii) no assumed option may be “early exercised” (i.e., an assumed option may be exercised for shares of Acquirer Common Stock only to the extent the assumed option is vested at the time of exercise pursuant to the applicable vesting schedule). It is the intent of the parties that to the extent permitted by applicable Legal Requirements, all assumed options in respect of Company Options that prior to the Effective Time were treated as incentive or non-qualified stock options under the Code shall from and after the Effective Time continue to be treated as incentive or non-qualified stock options, respectively, under the Code. Consistent with the terms of the Company 2002 Stock Plan and the documents governing the outstanding options under such plan as in effect on the date hereof, the Merger shall not terminate any of the outstanding Company Options held by Continuing Employees under such plan. Promptly after the Closing Date, Acquirer shall issue to each Person who immediately prior to the Effective Time was a holder of an outstanding Company Option a document evidencing the foregoing assumption of such option by Acquirer in a form reasonably acceptable to Company.
          (b) The Company shall use its commercially reasonable efforts to ensure that, except for Company Options to be assumed by Acquirer at the Effective Time pursuant to Section 5.17, there shall be no outstanding securities, commitments or agreements of the Company immediately prior to the Effective Time that purport to obligate the Company to issue any shares of Company Capital Stock, Company Options or Company Warrants under any circumstances.
     5.18 Termination of Company Investor Rights, Voting Stockholder and Registration Rights Agreements. The Company shall take all steps as may be necessary to ensure the termination immediately prior to the Closing of any voting agreement or stockholders agreement among the Stockholders, and all Company investor rights granted by the Company to its Stockholders and in effect prior to the Closing, including rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants (the “Stockholder Agreements”).
     5.19 Public Disclosure. The Company shall not, and the Company shall cause each Entity Representative not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby or use Acquirer’s name or refer to Acquirer directly or indirectly in connection with Acquirer’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Acquirer, unless required by law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to

Acquirer prior to any such disclosure) and except as reasonably necessary for the Company to obtain the consents and approvals of Company Stockholders and other third parties contemplated by this Agreement. Notwithstanding anything herein or in the Non-Disclosure Agreement, Acquirer may issue such press releases or make such other public statements regarding this Agreement or the transactions contemplated hereby as Acquirer may, in its reasonable discretion, determine.
     5.20 Form S-8. Acquirer will use commercially reasonable efforts to cause the Acquirer Common Stock issuable upon exercise of the assumed Company Options for which a Form S-8 registration statement is available to be registered with the SEC on Form S-8 within thirty (30) days after the Closing Date, and will exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed Company Options remain outstanding and will reserve a sufficient number of shares of Acquirer Common Stock for issuance upon exercise thereof. The Company and its counsel shall reasonably cooperate with and assist Acquirer in the preparation of such registration statement. The Form S-8 registration statement shall not cover the shares of Acquirer Common Stock subject to any Company Options assumed by Acquirer which are held by Persons who do not become employees of the Acquirer at the Effective Time or do not otherwise have a service relationship with the Acquirer at the Effective Time.
     5.21 Company Patent Files. Company shall provide complete and original prosecution files for all Company patents and/or patent applications, both international and domestic, including those that are pending, expired, and/or abandoned, as well as any overflow, reference, or other related files, including but not limited to those patents and/or applications listed on Schedule 5.21-1, to Acquirer’s patent counsel no later than five (5) business days after the Agreement Date. Company shall provide any and all files related to any contemplated patent application, filed patent application, issued patent, abandoned application, abandoned patent, or other patent-related filing, including but not limited to those patents and/or applications listed on Schedule 5.21-2, to Acquirer’s patent counsel no later than five (5) business days after the Agreement Date.
     5.22 Indemnification of Officers and Directors.
          (a) For a period of six (6) years from and after the Closing Date, Acquirer, and to the extent Surviving Corporation is still in existence, Surviving Corporation, agree to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of the Company to the same extent such persons are indemnified by the Company as of the date of this Agreement pursuant to the Company’s Certificate of Incorporation or Bylaws, indemnification agreements identified on the Company Disclosure Letter or under applicable Law for acts or omissions which occurred at or prior to the Effective Time. The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation that are at least as favorable to the past and present officers and directors of the Company as those provisions contained in the Company’s Certificate of Incorporation and Bylaws in effect on the date hereof, and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years in any manner that would adversely affect the rights of the past and present officers and directors of the Company (unless such modification is required by applicable Law. This indemnification shall not apply to any claim or action by any such officer or director brought against the Company or any of its predecessors, successors, assigns, officers, directors, stockholders, employees or agents in response to or in connection with any claim brought by a and Indemnified Person (as defined below) pursuant to Article 10 of this Agreement or any other agreement contemplated by this Agreement.
          (b) The provisions of this Section 5.22 are intended for the benefit of, and shall be enforceable by, all past and present officers and directors of the Company and his or her heirs and representatives. The rights of all past and present officers and directors of the Company under this Section 5.22 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, Applicable Law or otherwise.

ARTICLE 6
Closing Matters
     6.1 The Closing. The closing of the Merger (the “Closing”) will take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, at a time and date to be specified by the parties, which will be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article 7 and Article 8 in accordance with this Agreement, or at such other location, time and date as the parties hereto agree in writing (the “Closing Date”).
     6.2 Conversion of Shares and Exchange of Certificates.
          (a) At and after the Effective Time, each certificate representing outstanding shares of Company Stock represent the right to receive an amount of cash as determined pursuant to Section 2.2(b), subject to the provisions of Section 2.2(b)(vii) (with respect to Unvested Company Shares), Section 2.2(e) (regarding withholding rights), Section 2.3 (regarding rights of holders of Dissenting Shares), and Section 2.4 (regarding the withholding of the Escrow Fund), for which such shares of Company Voting Stock have been or will be exchanged. As soon as reasonably practicable after the Effective Time (but in no event later than five (5) business days), the Surviving Corporation will cause to be mailed to (1) each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Voting Stock (the “Share Certificates”) and which shares were converted into the right to receive cash pursuant to Section 2.2(b), (i) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to Computershare Shareholder Services, Inc. or such other agent or agents as may be appointed by Acquirer (the “Exchange Agent”) and will be in such form and have such other provisions as Acquirer may reasonably specify, including an agreement to be bound by the indemnification provisions hereof, the appointment of the shareholder representatives and agree to applicable withholding amount) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash. Upon surrender of a Certificate for cancellation or upon delivery of an affidavit of lost certificate and an indemnity in form and substance satisfactory to Acquirer (the “Affidavit”) (together with any required Form W-9 or Form W-8BEN) to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, Acquirer (or the Exchange Agent on behalf of Acquirer) will deliver to each tendering holder of a Certificate or an Affidavit, a check payable for the amount of cash to which such holder is entitled pursuant to Section 2.2(b), subject to the applicable provisions of Section 2.2(b)(vii) (with respect to Unvested Company Shares), Section 2.2(e) (regarding withholding rights), Section 2.3 (regarding rights of holders of Dissenting Shares) and Section 2.4 (regarding the withholding of the Escrow Fund).
          (b) After the Effective Time, there will be no further registration of transfers of shares of Company Capital Stock on the stock transfer books of Company.
          (c) Until Certificates are surrendered pursuant to Section 6.2(a), such Certificates will be deemed, for all purposes, to evidence only ownership of the right to receive the amount of cash for which the shares of Company Voting Stock are to be exchanged pursuant to this Agreement.
          (d) No interest shall accumulate on any cash payable in connection with the Merger (other than interest accrued on the Escrow Fund according to the Escrow Agreement).
          (e) Notwithstanding anything to the contrary in this Section 6.2, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
          (f) Any portion of funds held by the Exchange Agent that have not been delivered to any holders of Certificates pursuant to this Section 6.2 within six months after the Effective Time shall promptly be paid to Acquirer, and thereafter each holder of a Certificate who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 6.2. shall look only to the Surviving Corporation or Acquirer (subject to abandoned property, escheat and similar laws) for its claim, only as a general unsecured creditor thereof, to the cash payable pursuant to Section 2.2(b) subject to Section 2.2(b)(vii) (with respect to Unvested Company Shares), Section 2.2(e) (regarding withholding rights), Section 2.3 (regarding rights of holders of Dissenting Shares), and Section 2.4 (regarding the withholding of the Escrow Fund). Notwithstanding anything to the contrary contained herein, if any Certificate has not been surrendered immediately prior to such date on which the merger consideration contemplated by Section 2.2(b) in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any amounts payable in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Acquirer, free and clear of all claims or interests of any Person previously entitled thereto.
     6.3 Dissenting Shares. Company will give Acquirer prompt notice (and in any case, within one business day) of any demand received by Company for appraisal of shares of Company Capital Stock, and Acquirer will have the right to control all negotiations and proceedings with respect to such demand. Company agrees that, except with Acquirer’s prior written consent, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. If any Company Stockholder fails to make an effective demand for payment or otherwise loses his status as a holder of Dissenting Shares, Acquirer will, as of the later of the Effective Time or ten business days from the occurrence of such event, deliver, upon surrender by such Company Stockholder of its Certificate(s), the cash payment, without interest thereon, to which such Company Stockholder would have been entitled under Section 2.2(b), subject to the provisions of Section 2.2(e) (regarding withholding rights), Section 2.3 (regarding rights of holders of Dissenting Shares) and Section 2.4 (regarding the withholding of the Escrow Fund).
     6.4 Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Company Stockholders when due, and the Company Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Acquirer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
ARTICLE 7
Conditions to Obligations of Company
     The obligations of Company hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Company, but only in a writing signed on behalf of Company by Company’s Chief Executive Officer or Chief Financial Officer):
     7.1 Accuracy of Representations and Warranties. The representations and warranties of Acquirer and Sub set forth in this Agreement (a) that are qualified by materiality will be true and correct and (b) that are not qualified by materiality will be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality will be true and correct, and such representations and warranties that are not qualified by materiality will be true and correct in all material respects, on and as of such specified date or dates), and Company will have received a certificate dated as of the Closing Date to such effect executed on behalf of Acquirer and Sub by a duly authorized officer of Acquirer.
     7.2 Covenants. Acquirer will have performed and complied in all material respects with all of its covenants and obligations contained in this Agreement on or before the Closing (to the extent that such covenants and obligations require performance by Acquirer on or before the Closing), and Company will have received a certificate dated as of the Closing Date to such effect executed on behalf of Acquirer by a duly authorized officer of Acquirer.
     7.3 Compliance with Law; No Legal Restraints. There will not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on the Merger or any other material transaction contemplated by this Agreement, any Acquirer Ancillary Agreement or any Sub Ancillary Agreement.
     7.4 Government Consents. There will have been obtained at or before the Closing Date such permits or authorizations, and there will have been taken such other actions, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including satisfaction of all requirements under applicable federal and state securities laws.
     7.5 No Litigation. No litigation or proceeding will be pending or threatened that will have the probable effect of enjoining or preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement.
     7.6 Escrow Agreement. Company will have received an executed counterpart of an escrow agreement, in substantially the form attached hereto as Exhibit G (the “Escrow Agreement”), from each of Acquirer and the Escrow Agent.
ARTICLE 8
Conditions to Obligations of Acquirer and Sub
     The obligations of Acquirer and Sub hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Acquirer and Sub, but only in a writing signed on behalf of Acquirer and Sub by Acquirer’s Chief Executive Officer or General Counsel):
     8.1 Accuracy of Representations and Warranties. The representations and warranties of Company set forth in this Agreement (a) that are qualified by materiality or Material Adverse Effect will be true and correct and (b) that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality or Material Adverse Effect will be true and correct, and such representations and warranties that are not qualified by materiality or Material Adverse Effect will be true and correct in all material respects, on and as of such specified date or dates), and Acquirer will have received a certificate dated as of the Closing Date to such effect executed on behalf of Company by Company’s Chief Executive Officer.

     8.2 Covenants. Company will have performed and complied in all material respects with all of its covenants and obligations contained in this Agreement on or before the Closing (to the extent that such covenants and obligations require performance by Company on or before the Closing), and Acquirer will have received a certificate dated as of the Closing Date to such effect executed on behalf of Company by Company’s Chief Executive Officer.
     8.3 Absence of Material Adverse Change. There will not have been any Material Adverse Change in Company, whether or not resulting from a breach in any representation, warranty or covenant contained herein, and Acquirer will have received a certificate dated as of the Closing Date to such effect executed on behalf of Company by Company’s Chief Executive Officer.
     8.4 Compliance with Law; No Legal Restraints. There will not be issued, enacted or adopted, or threatened in writing by any Governmental Authority, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action or proceeding, or any judgment or ruling by any Governmental Authority that prohibits or renders illegal or imposes limitations on: (a) the Merger or any other material transaction contemplated by this Agreement or any Company Ancillary Agreement; or (b) Acquirer’s right (or the right of any Subsidiary of Acquirer) to own, retain, use or operate any of its products, assets or properties (including products, assets or properties of Company) on or after the Effective Time or seeking a disposition or divestiture of any such products, assets or properties or any other Antitrust Restraint.
     8.5 Government Consents. There will have been obtained at or before the Closing Date such permits or authorizations, and there will have been taken such other actions, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including satisfaction of all requirements under applicable federal and state securities laws.
     8.6 No Litigation. No litigation or proceeding will be pending or threatened that will have the probable effect of enjoining or preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement. No litigation or proceeding will be pending or threatened that could reasonably be expected to have a Material Adverse Effect on Company or Acquirer.
     8.7 Escrow Agreement. Acquirer will have received an executed counterpart of the Escrow Agreement from each of the Representatives and the Escrow Agent.
     8.8 Documents. Acquirer will have received all written consents that are set forth on Schedule 8.8 attached hereto.
     8.9 FIRPTA Documentation. Acquirer will have received from Company FIRPTA documentation, including (A) a notice to the Internal Revenue Service, in accordance with the requirements of Section 1.897-2(h)(2) of the Regulations, in substantially the form attached hereto as Exhibit H-1, dated as of the Closing Date and executed by Company, together with written authorization for Acquirer to deliver such notice form to the Internal Revenue Service on behalf of Company after the Closing, and (B) a FIRPTA Notification Letter, in substantially the form attached hereto as Exhibit H-2, dated as of the Closing Date and executed by Company.
     8.10 Opinion of Company’s Counsel. Acquirer will have received from Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP (“Gunderson Dettmer”), counsel to Company, an opinion in substantially the form attached hereto as Exhibit I.
     8.11 Requisite Approvals. The principal terms of this Agreement and the Company Ancillary Agreements will have been approved and adopted, and the Merger will have been approved, by at least

90% of the total number of outstanding shares of Company Common Stock and by at least 90% of the total number of outstanding shares of Company Preferred Stock, as of the Record Date.
     8.12 Officer’s Certificate. Company shall have delivered to Acquirer a certificate, dated as of the Closing Date and executed on behalf of Company by Company’s Chief Executive Officer, certifying and attaching copies of (i) resolutions adopted by Company’s Board of Directors and the Company Stockholders, in each case authorizing the transactions contemplated hereby and (ii) unless requested otherwise by Acquirer in writing no less than three business days prior to the Closing Date, resolutions adopted by Company’s Board of Directors authorizing (a) the termination of each or all of the Employee Plans that are “employee benefit plans” within the meaning of ERISA, including the Company 401(k) Plans and (b) if applicable, the termination of participation in all Employee Plans of any kind that are provided through a human resources and benefits outsourcing entity, professional employer organization or other such provider.
     8.13 Resignations of Directors and Officers. Company will have delivered to Acquirer evidence satisfactory to Acquirer that all persons holding the position of a director or officer (or comparable position) of Company, in office immediately prior to the Effective Time, have resigned in writing from such positions effective as of the Effective Time.
     8.14 Company Certificates and Schedules. Acquirer will have received the final Net Working Capital Certificate, the final Transaction Expenses Schedule and the final Spreadsheet; provided, however, that such receipt shall not be deemed to be an agreement by Acquirer that the amounts set forth in any such document is accurate and shall not diminish Acquirer’s remedies hereunder if any of the foregoing documents is not accurate.
     8.15 Section 280G Approval. Any Contracts that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code will have been submitted for approval by such number of Company Stockholders as is required by the terms of Section 280G of the Code in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the proposed Regulations thereunder, including Q-7 of Section 1.280G-1 of such proposed Regulations, and, in the absence of such stockholder approval and pursuant to the Parachute Payment Waivers, none of those payments or benefits will be paid or provided that exceed 2.99 times a disqualified individual’s base amount (as such terms are defined in Section 280G of the Code and the regulations thereunder).
     8.16 Employment Matters. The Key Employee Documents will continue to be in full force and effect, and no action will have been taken by any Key Employee to rescind any such Key Employee Document. No less than ninety percent (90%) of the Company’s employees who are offered employment with Acquirer shall have signed the Offeree Documents. The employment of each of the Designated Employees and each other employee who has declined Acquirer’s offer of continued employment shall have been terminated effective no later than immediately prior to the Closing. Each individual described in Section 5.15 will have signed a Parachute Payment Waiver, and such Parachute Payment Waivers will continue to be in full force and effect and no action will have been taken by any such individual to rescind any such Parachute Payment Waiver.
     8.17 Contractor Terminations. The Company shall have sent a notice of termination to each of the contractors and consultants listed on Schedule 8.17.
     8.18 Amendment to Company 401(k) Plans. Unless requested otherwise by Acquirer in writing no less than three business days prior to the Closing Date, Company will have delivered to Acquirer (i) an amendment to the Company 401(k) Plans, executed by Company, that is reasonably designed to assure compliance with all applicable requirements of the Code and regulations thereunder so that the Tax-qualified status of the Company 401(k) Plans will be maintained at the time of its termination, with such amendment and termination to be effective on the date immediately preceding the Effective Time and contingent upon the Closing.
     8.19 Tax Documents. Acquirer will have received from Company all Tax workpapers prepared or used by Company or its outside service providers in preparing any Returns and all correspondence with any Taxing authority or Governmental Authority relating to any Return.
     8.20 Proprietary Information and Inventions Assignment Agreements. Acquirer shall have received evidence satisfactory to Acquirer that all of the Company’s current employees and contractors shall have entered into a proprietary information and inventions assignment agreement with the Company in a form satisfactory to Acquirer.
     8.21 Transaction Expenses Agreements. Pavani Diwanji, Anne Bonaparte and Brian Wilson (each of whom hold shares of Company Common Stock and/or Company Preferred Stock) shall have each delivered an agreement (each a “Transaction Expenses Agreement”) pursuant to which they agree to contribute to the Company that number of shares of Company Common Stock having an aggregate value equal to the Transaction Expenses; provided, however, that the shares of Company Common Stock contributed pursuant to the Transaction Expenses Agreements shall in no way effect the overall amount contributed to the Escrow Fund and shall instead be excluded from the calculations used to compute each and every Company Stockholder’s Pro Rata Share.
     8.22 Perseus Pay-Off Letter. Acquirer shall have received an executed pay-off and release letter in a form reasonably satisfactory to Acquirer from Perseus (the “Pay-Off Letter”) dated within three (3) business days of the Closing Date, which Pay-Off Letter shall include: (i) any amounts owed by the Company to Perseus in connection with the Perseus Agreement or otherwise in connection with Merger; and (ii) a statement that immediately upon pay-off of such indebtedness, Perseus shall immediately release Acquirer, Sub and Company from any liability in connection with the Perseus Agreement or otherwise in connection with Merger, except for liability arising from provisions of the Perseus Agreement which by their terms survive the termination thereof, including, without limitation, the terms and provisions of the Indemnification Agreement attached thereto and incorporated therein by reference.
     8.23 Amendment to Company Amended and Restated Certificate of Incorporation. Company shall have amended the Company Amended and Restated Certificate of Incorporation, with such amendment in the form attached hereto as Exhibit J (the “Restated Certificate”), such that in connection with the Merger each share of Company Preferred Stock shall only be entitled to receive the cash amount per share as is contemplated by this Agreement. Additionally, the Restated Certificate shall have been duly adopted by Company by all necessary corporate action of the Company’s Board of Directors and Company Stockholders, and shall have been duly filed with and accepted by the Secretary of State of the State of Delaware.
     8.24 Non-Conversion of Company Preferred Stock. None of the issued and outstanding Company Preferred Stock shall have been converted into Company Common Stock between the Agreement Date and Closing and except in connection with the exercise of Company Series A Warrants, and Company Series C Warrants, no additional shares of Company Preferred Stock shall have been issued between the Agreement Date and Closing.
     8.25 No Outstanding Securities. Other than Company Options issued and outstanding as of immediately prior to the Effective Time which are being assumed by Acquirer at the Effective Time pursuant to Section 5.17, there shall be no outstanding securities, warrants, options, commitments or agreements of the Company immediately prior to the Effective Time that purport to obligate the Company to issue shares of Company Capital Stock or any other securities under any circumstances.

     8.26 Termination of Company Stockholder Agreements. The Company Stockholders and the Company shall have approved the termination of the Stockholder Agreements.
     8.27 Management Inventive Plan. Company shall have terminated the Company Management Plan and there shall be no “Participants” (as defined therein) thereunder and Company shall have provided evidence to Acquirer relating to such termination.
ARTICLE 9
Termination of Agreement
     9.1 Termination. This Agreement may be terminated at any time before the Closing, whether before or after approval of the Merger by the Company Stockholders:
          (a) by the mutual written consent of Acquirer and Company;
          (b) by either Acquirer or Company, if all conditions to such party’s obligations to consummate the transactions contemplated by this Agreement have not been satisfied or waived, and the Closing has not occurred, on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) will not be available to any party whose failure to fulfill any of its obligations hereunder will have been a principal cause of, or will have resulted in, the failure of the Closing to occur on or before such date;
          (c) by Company, if there has been a breach by Acquirer of any representation, warranty, covenant or agreement contained herein on the part of Acquirer, or if any representation or warranty of Acquirer will have become untrue, in either case that causes any of the conditions set forth in Article 7 to not be satisfied and that Acquirer fails to cure within a reasonable time, not to exceed ten days, after written notice thereof has been given to Acquirer by Company (except that no cure period will be provided for a breach by Acquirer that by its nature cannot be cured);
          (d) by Acquirer, if (i) there has been a breach by Company of any representation, warranty, covenant or agreement contained herein on the part of Company, or if any representation or warranty of Company will have become untrue, in either case that causes any of the conditions set forth in Section 8.1 and Section 8.2 to not be satisfied and that Company fails to cure within a reasonable time, not to exceed ten days, after written notice thereof has been given to Company by Acquirer (except that no cure period will be provided for a breach by Company that by its nature cannot be cured), or (ii) if there has been a Material Adverse Change in Company;
          (e) by either Company or Acquirer, if a permanent injunction or other order by any federal or state court that would make illegal or otherwise restrain or prohibit the consummation of the Merger will have been issued and will have become final and nonappealable.
     9.2 Effect of Termination. If this Agreement is terminated as provided in Section 9.1, this Agreement will be of no further force or effect; provided, however, that (a) this Section 9.2, Article 11 and the Non-Disclosure Agreement (as defined in Section 11.15) will survive the termination of this Agreement and will remain in full force and effect and (b) the termination of this Agreement will not relieve any party from any Liability for any breach of this Agreement.
ARTICLE 10
Survival of Representations, Indemnification and Remedies
     10.1 Survival of Representations. All representations and warranties of Company contained in this Agreement, as qualified by the Company Disclosure Letter, and certificates delivered pursuant to this Agreement will survive, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the earlier of (the applicable expiration date of such applicable representation or warranty, the “Release Date”) (a) the termination of this Agreement in accordance with its terms and (b) the 18-month anniversary of the Effective Time; provided, however, that (i) the representations and warranties of Company contained in Section 3.4 (Capitalization), and Section 3.8 (Taxes), will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the expiration of the applicable statute of limitations and (ii) any Indemnified Person will be able to seek recovery for fraud, willful breach or intentional misrepresentation until the expiration of the applicable statute of limitations for any claims which seeks recovery for Damages ((i) and (ii) together, “Special Losses”). All representations and warranties of Acquirer and Sub contained in this Agreement will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the earlier of (a) the termination of this Agreement in accordance with its terms and (b) the Effective Time. All covenants of the parties will survive according to their respective terms.
     10.2 Agreement to Indemnify.
          (a) Each Company Stockholder will severally, and not jointly, based on each Company Stockholder’s Pro Rata Share, indemnify and hold harmless Acquirer, the Surviving Corporation and their respective directors, officers, agents, representatives, and employees, and each Person, if any, who controls or may control Acquirer or the Surviving Corporation within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Person” and, collectively, the “Indemnified Persons”), from and against any and all claims, demands, suits, actions, causes of actions, losses, costs, damages, Liabilities and expenses, including reasonable attorneys’ fees, other professionals’ and experts’ reasonable fees, and court or arbitration costs (collectively, “Damages”), directly or indirectly arising out of, resulting from or in connection with: (i) any inaccuracy, misrepresentation or default in, or breach of, any of the representations or warranties given or made by Company in this Agreement, the Company Disclosure Letter or any certificate delivered by or on behalf of Company or an officer of Company pursuant hereto, including Special Losses; (ii) any inaccuracy in the Net Working Capital Certificate or the Spreadsheet; (iii) any default in, or breach of, any of the covenants made by Company in this Agreement or any agreement, certificate or document delivered by or on behalf of Company or an officer of Company pursuant hereto; (iv) any unpaid Transaction Expenses; or (v) any payments paid with respect to Dissenting Shares pursuant to Section 6.3 to the extent that such payments, in the aggregate, exceed the value of all cash otherwise issuable pursuant to Section 2.2(b) upon conversion of such Dissenting Shares. In determining the amount of any Damages in respect of any inaccuracy, misrepresentation or default in, or breach of, any representation, warranty or covenant, any materiality standard or qualification contained in such representation or warranty shall be disregarded. Any indemnification obligation of the Company Stockholders relating to breaches of the representations and warranties of Company contained in Section 3.8 (Taxes) or any default in, or breach of, any of the covenants made by Company in Section 8.19 (Tax Documents) will not take into account any potential value of Tax Attributes of the Company that are carried forward to periods ending after the Closing Date.
          (b) Each Company Stockholder will indemnify and hold harmless the Indemnified Persons from and against any and all Damages directly or indirectly incurred, paid or accrued in connection with, resulting from or arising out of any failure of such Company Stockholder to have good and valid title to the shares of Company Voting Stock as set forth in the Spreadsheet.
     10.3 Limitations.
          (a) Basket. In seeking indemnification for Damages under clause (i) of Section 10.2, the Indemnified Persons will make no claim for Damages unless and until such Damages aggregate at least $50,000 (the “Basket”), in which event such Indemnified Persons may make claims for all Damages (including the first $50,000 thereof). Notwithstanding anything contained herein to the contrary, the

Basket will not apply to any claim by any Indemnified Person for indemnification for (i) Special Losses or (ii) any failure of any Company Stockholder to have good and valid title to the shares of Company Voting Stock held by such Company Stockholder as set forth in the Spreadsheet.
          (b) Limitation on Liability. The aggregate Liability of each Company Stockholder pursuant to Section 10.2 will be limited to such Company Stockholder’s Pro Rata Share of the Escrow Fund, which shall be the sole and exclusive remedy for any indemnification obligations provided herein, provided, however, that the foregoing limitation will not apply to (i) Special Losses or (ii) any failure of any Company Stockholder to have good and valid title to the shares of Company Capital Stock held by such Company Stockholder as set forth in the Spreadsheet. The aggregate Liability of each Company Stockholder for (i) Special Losses or (ii) any failure of any Company Stockholder to have good and valid title to the shares of Company Capital Stock held by such Company Stockholder as set forth in the Spreadsheet, will be limited to the aggregate amount of cash such Company Stockholder is entitled to receive pursuant to Section 2.2(b).
          (c) Time Limit for Claims. Except with respect to Claims for Damages arising from or relating to (i) Special Losses or (ii) any failure of any Company Stockholder to have good and valid title to the shares of Company Capital Stock held by such Company Stockholder as set forth in the Spreadsheet, which may be brought at any time within the applicable statute of limitations, no Claim may be asserted or brought by an Indemnified Person against any Company Stockholder after the Release Date; provided, however, that any Claim asserted by an Indemnified Person against the Company Stockholder prior to the Release Date may thereafter be prosecuted as provided in this Article 10 and recovery on such Claim may be had by the Indemnified Person as provided herein.
          (d) The payment of any Escrow Funds in satisfaction of any indemnification obligations under this Article X shall be made, with respect to each Effective Time Company Stockholder that holds Unvested Company Shares, first with escrow cash that is vested and then, if such cash is insufficient to satisfy such indemnification obligation and only to the extent of such insufficiency, shall such payment be made with escrow cash that is unvested.
     10.4 Appointment of Representatives. Each Company Stockholder approves the designation of and designates Anne Bonaparte and Sonja Hoel as the joint representatives of the Company Stockholders and as the attorney-in-fact and agent for and on behalf of each Company Stockholder (the “Representatives”) with respect to claims for indemnification pursuant to this Article 10 and the taking by the Representatives of any and all actions and the making of any decisions required or permitted to be taken by the Representatives pursuant to this Agreement, including the exercise of the power to: (a) authorize the release or delivery to Acquirer of the cash in the Escrow Fund in satisfaction of indemnification claims of any Indemnified Person pursuant to this Article 10; (b) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any claim for indemnification pursuant to this Article 10; (c) resolve, settle or compromise any claim for indemnification made pursuant to this Article 10; and (d) take all actions necessary in the judgment of the Representatives for the accomplishment of the foregoing. The Representatives will have authority and power to act on behalf of each Company Stockholder with respect to the disposition, settlement or other handling of all claims for indemnification pursuant to this Article 10 and all rights or obligations arising under this Article 10. The Company Stockholders will be bound by all actions taken and documents executed by the Representatives in connection with this Article 10, and the Indemnified Persons will be entitled to rely on any action or decision of the Representatives. In performing the functions specified in this Agreement, the Representatives will not be liable to any Company Stockholder in the absence of gross negligence or willful misconduct on the part of the Representatives. Each Company Stockholder will severally, and not jointly, on a pro rata basis based on such Company Stockholder’s Pro Rata Share, indemnify and hold harmless the Representatives from and against any Liability incurred without gross negligence or willful misconduct on the part of the Representatives and arising out of or in connection with the acceptance or administration of his duties hereunder. Any out-of-pocket costs and expenses reasonably incurred by the Representatives in connection with actions taken by the Representatives pursuant to the terms of this Article 10 (including the hiring of counsel and the incurring of legal fees and costs) will be paid from the Escrow Fund, such amount not to exceed $50,000.
     10.5 Notice of Claim. As used herein, “Claim” means a claim for indemnification of any Indemnified Person for Damages pursuant to this Article 10. Acquirer will give a written notice of a Claim executed by an officer of Acquirer (a “Notice of Claim”), whether for its own Damages or for Damages incurred by any other Indemnified Person. Acquirer will deliver a Notice of Claim based on, arising from, relating to or caused by:
          (a) any item specified in Section 10.2; or
          (b) the assertion, whether oral or in writing, against any Indemnified Person of a claim, demand, suit, action, cause of action, dispute, arbitration, investigation, inquiry or proceeding brought by a third party against such Indemnified Person (in each such case, a “Third-Party Claim”) that is based on, arises out of, relates to or is caused by any item specified in Section 10.2.
          No delay on the part of Acquirer in giving the Representatives a Notice of Claim will relieve the Representatives or any Company Stockholder from any of its obligations pursuant to this Article 10 unless (and then only to the extent that) the Representatives or such Company Stockholder is materially prejudiced thereby.
     10.6 Defense of Third-Party Claims.
          (a) Acquirer will defend any Third-Party Claim, and the costs and expenses incurred by Acquirer in connection with such defense (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) will be included in the Damages for which Acquirer may seek indemnification pursuant to a Claim made by any Indemnified Person hereunder. Notwithstanding the foregoing, (i) the Representatives may participate in any proceeding with counsel of its choice and at its expense and (ii) if Acquirer fails to defend against, negotiate, settle or otherwise deal with such Third Party Claim as provided in this Section 10.6(a), then the Indemnifying Party shall have the right to defend against, negotiate, settle or otherwise deal with the Third Party Claim in good faith and otherwise in such manner as the Representatives deems appropriate.
          (b) The Representatives will have the right to receive copies of all pleadings, notices and communications with respect to any Third-Party Claim to the extent that receipt of such documents by the Representatives does not affect any privilege relating to the Indemnified Person and may participate at its own expense in settlement negotiations with respect to such Third-Party Claim. No Indemnified Person will enter into any settlement of a Third-Party Claim without the Representative’s prior written consent (which consent will not be unreasonably withheld or delayed); provided, however, that if (and only if) the Representatives has consented in writing to any such settlement, then the Representatives will be deemed to have accepted the related Claim by any Indemnified Person for indemnification pursuant to Section 10.2 for the amount of such settlement, and the Company Stockholders will remain responsible to indemnify the Indemnified Persons for all Damages they may incur arising out of, resulting from or caused by the Third-Party Claim to the fullest extent provided in this Article 10. If the Representatives have not consented in writing to any such settlement, then the Representatives shall not be precluded from disputing the amount of any Claim of an Indemnified Party resulting from a Third Party Claim.
     10.7 Contents of Notice of Claim. Each Notice of Claim by Acquirer given pursuant to Section 10.5 will contain the following:

          (a) a statement that the Indemnified Person has incurred, paid or accrued (in accordance with GAAP) or, in good faith, believes it will have to incur, pay or accrue (in accordance with GAAP) Damages in an aggregate stated amount directly or indirectly arising out of, resulting from or in connection with such Claim (which amount may be the amount of damages claimed by a third party in a Third-Party Claim); and
          (b) a brief description of the facts, circumstances or events giving rise to the alleged Damages, including copies of any formal demand or complaint and a good faith estimate of the amount of Damages.
     10.8 Resolution of Notice of Claim. Each Notice of Claim delivered by Acquirer will be resolved as follows:
          (a) Uncontested Claims. If, within 30 calendar days after a Notice of Claim is received by the Representatives, the Representatives do not contest such Notice of Claim in writing to the Escrow Agent and Acquirer as provided in Section 10.8(b), then (i) the Representatives will be conclusively deemed to have consented, on behalf of all Company Stockholders, to the recovery by the Indemnified Person of the full amount of the Damages specified in the Notice of Claim, including the forfeiture of cash in the Escrow Fund and, without further notice, to have stipulated to the entry of a final judgment for damages against the Company Stockholders for such amount in any court having jurisdiction over the matter where venue is proper and (ii) the Escrow Agent will distribute to Acquirer an amount of cash equivalent to the amount of such Damages.
          (b) Contested Claims. If the Representatives gives the Escrow Agent and Acquirer written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the 20-day period specified in Section 10.8(a), then such Contested Claim will be resolved by either (i) a written settlement agreement executed by Acquirer and the Representatives or (ii) in the absence of such a written settlement agreement, a final judgment by a court of competent jurisdiction.
     10.9 Release of Remaining Cash in Escrow Fund.
          (a) Within 10 business days following the 18-month anniversary of the Effective Time, the Escrow Agent will deliver to the Company Stockholders the portion of the Escrow Fund in excess of the amount of the cash that is necessary to satisfy all unsatisfied or disputed Claims specified in any Notice of Claim delivered to the Representatives before the 18-month anniversary of the Effective Time.
          (b) If any Claims are pending but not resolved on the 18-month anniversary of the Effective Time, then the Escrow Agent will retain possession and custody of the amount of cash in the Escrow Fund that equals the total maximum amount of Damages then being claimed by the Indemnified Persons in all such pending Claims, and, as soon as all such Claims have been resolved, the Escrow Agent will deliver to the Company Stockholders any remaining portion of the cash in the Escrow Fund not required to satisfy such Claims.
ARTICLE 11
General Provisions
     11.1 Governing Law; Submission to Jurisdiction. The internal laws of the State of Delaware, irrespective of its choice of law principles, will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Each of the parties hereto (a) submits to the exclusive jurisdiction of the courts of the State of California and the Federal Courts of the United States of America within the County of Santa Clara in the State of

California, the place where this Agreement was entered and is to be performed, in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for giving of notices in Section 11.9. Nothing in this Section 11.1, however, will affect the right of any party to serve legal process in any other manner permitted by law.
     11.2 Assignment; Binding Upon Successors and Assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this Section 11.2 will be void.
     11.3 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid, illegal or unenforceable, then the remainder of this Agreement and the application thereof will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any provision is invalid, illegal or unenforceable, the parties agree to replace such provision with a valid, legal and enforceable provision that will achieve, to the maximum extent legally permissible, the economic, business and other purposes of such provision.
     11.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all parties reflected herein as signatories and have been delivered by each party to this Agreement to each other party to this Agreement.
     11.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred by this Agreement or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other. Notwithstanding the foregoing, any termination of this Agreement prior to the Closing pursuant to Article 9 will be governed by the terms of Article 9. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.
     11.6 Amendment and Waivers. This Agreement may not be amended or modified except by a written instrument signed by Acquirer, Sub and Company. This Agreement may be amended by the parties hereto as provided in this Section 11.6 at any time before or after approval of this Agreement by the Company Stockholders; provided, however, that, after such approval, no amendment will be made that by Applicable Laws requires the further approval of the Company Stockholders without obtaining such further approval. At any time prior to the Effective Time, each of Company and Acquirer, by action taken by its Board of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other contained herein or in any agreement, certificate or document delivered pursuant hereto; (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any agreement, certificate or document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for its benefit contained herein or in any agreement, certificate or document delivered pursuant hereto. No such extension or waiver will be effective unless signed in writing by the party against whom such extension or waiver is asserted. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other breach or default or any succeeding breach or default. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.
     11.7 Expenses. Each party will bear its respective Transaction Expenses. The Merger Consideration will be reduced by the amount of Transaction Expenses (excluding any Transaction Expenses to be paid on behalf of Pavani Diwanji, Anne Bonaparte and Brian Wilson, pursuant to the Transaction Expenses Agreement) paid or payable by the Company that has not been paid. If, for any reason, Acquirer or the Surviving Corporation directly or indirectly pays any Transaction Expenses that are not reflected in the Transaction Expenses Schedule, then Acquirer will be entitled to treat such undisclosed Transaction Expenses as Damages recoverable under Section 10.2.
     11.8 Attorneys’ Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.
     11.9 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by facsimile, five days after mailing if sent by mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 11.9:
(a)	If to Acquirer or Sub:
SonicWALL, Inc.
1143 Borregas Avenue
Sunnyvale, CA 94089
Attention: General Counsel
Phone: (408) 745-9600
Fax: (408) 745-9300
with a copy (which shall not constitute notice) to:
Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention: Richard Dickson, Esq.
Phone: (650) 335-8500
Fax: (650) 938-5200

(b)	If to Company:
MailFrontier, Inc.
1841 Page Mill Road
Palo Alto, CA 94304
Attention: Chief Financial Officer
Phone: (650) 461-7500
Fax: (650) 461-7501
with a copy (which shall not constitute notice) to:
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP
155 Constitution Drive
Menlo Park, CA 94025
Attention: Scott C. Dettmer, Esq.
Phone: (650) 321-2400
Fax: (650) 321-2800
(c)	If to the Representatives:
Anne Bonaparte
(address as provided in the Escrow Agreement)
and
Sonja Hoel
(address as provided in the Escrow Agreement)
     11.10 Stamp Duty. Any stamp duty, transfer Tax or similar Tax payable in connection with the transfer of Company Capital Stock by any Company Stockholder will be payable by such Company Stockholder.
     11.11 Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference will be to an Exhibit, a Section or an Article, respectively, to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference will be deemed to include the business of all Subsidiaries of such entity. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and the other agreements, certificates and documents contemplated by this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement, certificate or document will be construed against the party drafting such agreement, certificate or document. Each reference herein to a law, statute, regulation, document or Contract will be deemed in each case to include all amendments thereto.
     11.12 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. Except as otherwise specified herein: (a) no party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party; (b) no party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other; (c) no party will have any power or authority to bind or commit any other party; and

(d) no party will hold itself out as having any authority or relationship in contravention of this Section 11.12.
     11.13 Absence of Third-Party Beneficiary Rights. Except as provided in Section 5.22 hereof, No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, partner or employee of any party hereto or any other Person, unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions hereof will be personal solely between the parties to this Agreement; provided, however, that Article 10 is intended to benefit the Representatives and the Indemnified Persons.
     11.14 Confidentiality. Company and Acquirer each confirm that they have entered into the Non-Disclosure Agreement dated January 15, 2006 (the “Non-Disclosure Agreement”) and that they are each bound by, and will abide by, the provisions of the Non-Disclosure Agreement. If this Agreement is terminated, the Non-Disclosure Agreement will remain in full force and effect, and all copies of documents containing confidential information of a disclosing party will be returned by the receiving party to the disclosing party or be destroyed, as provided in the Non-Disclosure Agreement.
     11.15 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, the Company Ancillary Agreements, the Acquirer Ancillary Agreements, the Sub Ancillary Agreements and the Non-Disclosure Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, oral or written, between the parties.
     11.16 Waiver of Jury Trial. EACH OF ACQUIRER, COMPANY, SUB AND THE REPRESENTATIVES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ACQUIRER, COMPANY, SUB OR THE REPRESENTATIVES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SonicWALL, Inc.	MailFrontier, Inc.

By:	By:

Name: Matthew Medeiros	Name: Anne Bonaparte
Title: President & Chief Executive Officer	Title: President & Chief Executive Officer

Meridian Acquisition Corp.	Representatives

By:

Name: Robert D. Selvi	Anne Bonaparte
Title: President

Sonja Hoel